Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and between

SUNTRUST BANKS, INC.

and

BB&T CORPORATION

Dated as of February 7, 2019

-i-

3.18	Real Property	27
3.19	Intellectual Property	27
3.20	Related Party Transactions	28
3.21	State Takeover Laws	28
3.22	Reorganization	28
3.23	Opinion	28
3.24	SunTrust Information	29
3.25	Loan Portfolio	29
3.26	Insurance	30
3.27	Investment Advisor Subsidiary	30
3.28	Insurance Subsidiary	31
3.29	Broker-Dealer Subsidiary	31
3.30	No Other Representations or Warranties	32

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BB&T

4.1	Corporate Organization	33
4.2	Capitalization	34
4.3	Authority; No Violation	35
4.4	Consents and Approvals	36
4.5	Reports	37
4.6	Financial Statements	37
4.7	Broker’s Fees	39
4.8	Absence of Certain Changes or Events	39
4.9	Legal and Regulatory Proceedings	39
4.10	Taxes and Tax Returns	39
4.11	Employees	40
4.12	SEC Reports	43
4.13	Compliance with Applicable Law	43
4.14	Certain Contracts	45
4.15	Agreements with Regulatory Agencies	46
4.16	Environmental Matters	47
4.17	Investment Securities and Commodities	47
4.18	Real Property	47
4.19	Intellectual Property	48
4.20	Related Party Transactions	48
4.21	State Takeover Laws	48
4.22	Reorganization	48
4.23	Opinion	48
4.24	BB&T Information	49
4.25	Loan Portfolio	49
4.26	Insurance	50
4.27	Investment Advisor Subsidiary	50
4.28	Insurance Subsidiary	51
4.29	Broker-Dealer Subsidiary	51

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4.30	No Other Representations or Warranties	52

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Businesses Prior to the Effective Time	52
5.2	Forbearances	53

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	56
6.2	Access to Information; Confidentiality	58
6.3	Shareholders’ Approvals	58
6.4	Legal Conditions to Merger	60
6.5	Stock Exchange Listing	60
6.6	Employee Matters	60
6.7	Indemnification; Directors’ and Officers’ Insurance	63
6.8	Additional Agreements	64
6.9	Advice of Changes	64
6.10	Dividends	64
6.11	Shareholder Litigation	65
6.12	Corporate Governance; Headquarters	65
6.13	Commitments to the Community	66
6.14	Acquisition Proposals	66
6.15	Public Announcements	68
6.16	Change of Method	68
6.17	Restructuring Efforts	68
6.18	Takeover Statutes	68
6.19	Treatment of SunTrust Indebtedness	69
6.20	Exemption from Liability Under Section 16(b)	69

ARTICLE VII

CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation to Effect the Merger	70
7.2	Conditions to Obligations of BB&T	70
7.3	Conditions to Obligations of SunTrust	71

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1	Termination	72
8.2	Effect of Termination	73

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ARTICLE IX

GENERAL PROVISIONS

9.1	Amendment	75
9.2	Extension; Waiver	75
9.3	Nonsurvival of Representations, Warranties and Agreements	75
9.4	Expenses	76
9.5	Notices	76
9.6	Interpretation	77
9.7	Counterparts	77
9.8	Entire Agreement	77
9.9	Governing Law; Jurisdiction	78
9.10	Waiver of Jury Trial	78
9.11	Assignment; Third-Party Beneficiaries	78
9.12	Specific Performance	79
9.13	Severability	79
9.14	Confidential Supervisory Information	79
9.15	Delivery by Facsimile or Electronic Transmission	79

Exhibit A – Form of BB&T Bylaw Amendment

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INDEX OF DEFINED TERMS

Page

Acquisition Proposal	67
affiliate	77
Agreement	1
Bank Merger	7
Bank Merger Agreement	7
Bank Merger Certificates	7
BB&T	1
BB&T 401(k) Plan	62
BB&T Advisory Entity	50
BB&T Agent	51
BB&T Articles	33
BB&T Benefit Plans	40
BB&T Board Recommendation	59
BB&T Broker-Dealer Subsidiary	51
BB&T Bylaw Amendment	7
BB&T Bylaws	33
BB&T Common Stock	2
BB&T Contract	46
BB&T Disclosure Schedule	33
BB&T Equity Awards	35
BB&T ERISA Affiliate	40
BB&T Insurance Subsidiary	51
BB&T Meeting	58
BB&T Owned Properties	47
BB&T Phantom Stock Award	5
BB&T Preferred Stock	34
BB&T PSU Awards	34
BB&T Qualified Plans	41
BB&T Real Property	47
BB&T Regulatory Agreement	47
BB&T Reports	43
BB&T Restricted Stock Award	5
BB&T RSU Award	6
BB&T Securities	35
BB&T Series I Preferred Stock	3
BB&T Series J Preferred Stock	3
BB&T Series K Preferred Stock	4
BB&T Series L Preferred Stock	4
BB&T Series M Preferred Stock	4
BB&T Stock Option	4
BB&T Subsidiary	33
BB&T Subsidiary Bank	7
BHC Act	11

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CEO Succession Date	65
Certificates of Merger	2
Chairman Succession Date	66
Chosen Courts	78
Closing	1
Closing Date	2
Code	1
Confidentiality Agreement	58
Continuing Employees	60
Effective Time	2
Enforceability Exceptions	14
Environmental Laws	26
ERISA	19
Exchange Act	17
Exchange Agent	7
Exchange Fund	8
Exchange Ratio	2
FDIC	12
Federal Reserve Board	15
FINRA	15
GAAP	11
GBCC	1
Georgia Secretary	2
Governmental Entity	15
Intellectual Property	28
Investment Advisers Act	30
IRS	20
Joint Proxy Statement	15
knowledge	77
Liens	14
Loans	29
made available	77
Material Adverse Effect	11
Materially Burdensome Regulatory Condition	57
Merger	1
Merger Consideration	2
Multiemployer Plan	20
Multiple Employer Plan	20
NCBCA	1
New BB&T Preferred Stock	4
New Benefit Plans	61
New Certificates	8
North Carolina Secretary	2
NYSE	9
Old Certificate	2
PBGC	20

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Permitted Encumbrances	27
person	77
Premium Cap	64
Recommendation Change	59
Regulatory Agencies	15
Representatives	66
Requisite BB&T Vote	35
Requisite Regulatory Approvals	57
Requisite SunTrust Vote	14
S-4	15
Sarbanes-Oxley Act	17
SEC	15
Securities Act	22
SRO	15
Subsidiary	12
SunTrust	1
SunTrust 401(k) Plan	62
SunTrust Advisory Entity	30
SunTrust Agent	31
SunTrust Articles	12
SunTrust Benefit Plans	19
SunTrust Board Recommendation	59
SunTrust Broker-Dealer Subsidiary	31
SunTrust Bylaws	12
SunTrust Common Stock	2
SunTrust Compensation Committee	6
SunTrust Contract	25
SunTrust Disclosure Schedule	10
SunTrust Equity Awards	13
SunTrust ERISA Affiliate	19
SunTrust Indemnified Parties	63
SunTrust Insiders	69
SunTrust Insurance Subsidiary	31
SunTrust Meeting	58
SunTrust Owned Properties	27
SunTrust Phantom Stock Award	5
SunTrust Preferred Stock	4
SunTrust PSU Award	6
SunTrust Qualified Plans	20
SunTrust Real Property	27
SunTrust Regulatory Agreement	26
SunTrust Reports	22
SunTrust Restricted Stock Award	5
SunTrust RSU Award	5
SunTrust Securities	13
SunTrust Series A Preferred Stock	3

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SunTrust Series B Preferred Stock	3
SunTrust Series F Preferred Stock	4
SunTrust Series G Preferred Stock	4
SunTrust Series H Preferred Stock	4
SunTrust Stock Option	4
SunTrust Subsidiary	12
SunTrust Subsidiary Bank	7
Surviving Entity	1
Takeover Statutes	28
Tax	19
Tax Return	19
Taxes	19
Termination Date	73
Termination Fee	74

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of February 7, 2019 (this “Agreement”), by and between SunTrust Banks, Inc., a Georgia corporation (“SunTrust”), and BB&T Corporation, a North Carolina corporation (“BB&T”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of BB&T and SunTrust have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which SunTrust will, subject to the terms and conditions set forth herein, merge with and into BB&T (the “Merger”), so that BB&T is the surviving entity (hereinafter sometimes referred to in such capacity as the “Surviving Entity”) in the Merger;

WHEREAS, in furtherance thereof, the respective Boards of Directors of BB&T and SunTrust have approved the Merger and this Agreement;

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the North Carolina Business Corporation Act (the “NCBCA”) and the Georgia Business Corporation Code (the “GBCC”), at the Effective Time, SunTrust shall merge with and into BB&T pursuant to this Agreement. BB&T shall be the Surviving Entity in the Merger, and shall continue its corporate existence under the laws of the State of North Carolina. Upon consummation of the Merger, the separate corporate existence of SunTrust shall terminate.

1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place by electronic exchange of documents at 10:00 a.m., New York City time, on a date which shall be no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of all of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by SunTrust and BB&T. The date on which the Closing occurs is referred to as the “Closing Date.”

1.3 Effective Time. On or (if agreed by SunTrust and BB&T) prior to the Closing Date, BB&T and SunTrust, respectively, shall cause to be filed articles of merger with the Secretary of State of the State of North Carolina (the “North Carolina Secretary”) and a certificate of merger with the Secretary of State of the State of Georgia (the “Georgia Secretary”) (collectively, the “Certificates of Merger”). The Merger shall become effective at such time as specified in the Certificates of Merger in accordance with the relevant provisions of the NCBCA and GBCC, or at such other time as shall be provided by applicable law (such time hereinafter referred to as the “Effective Time”).

1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the NCBCA and the GBCC.

1.5 Conversion of SunTrust Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of BB&T, SunTrust or the holder of any securities of BB&T or SunTrust:

(a) Subject to Section 2.2(e), each share of the common stock, par value $1.00 per share, of SunTrust issued and outstanding immediately prior to the Effective Time (the “SunTrust Common Stock”), except for shares of SunTrust Common Stock owned by SunTrust or BB&T (in each case other than shares of SunTrust Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by SunTrust or BB&T in respect of debts previously contracted), shall be converted into the right to receive 1.295 shares (the “Exchange Ratio” and such shares the “Merger Consideration”) of the common stock, par value $5.00, of BB&T (the “BB&T Common Stock”); it being understood that upon the Effective Time, pursuant to Section 1.6, the BB&T Common Stock, including the shares issued to former holders of SunTrust Common Stock, shall be the common stock of the Surviving Entity.

(b) All of the shares of SunTrust Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of SunTrust Common Stock) previously representing any such shares of SunTrust Common Stock shall thereafter represent only the right to receive (i) a New Certificate representing the number of whole shares of BB&T Common Stock which such shares of SunTrust Common Stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of SunTrust Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2, in each case, without any interest thereon. If, prior to the Effective Time, the outstanding shares of BB&T Common Stock or SunTrust Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give BB&T and the holders of SunTrust Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided that nothing contained in this sentence shall be construed to permit SunTrust or BB&T to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.

(c) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of SunTrust Common Stock that are owned by SunTrust or BB&T (in each case other than shares of SunTrust Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by SunTrust or BB&T in respect of debts previously contracted) shall be cancelled and shall cease to exist and no BB&T Common Stock or other consideration shall be delivered in exchange therefor.

1.6 BB&T Stock. At and after the Effective Time, each share of BB&T Common Stock and each share of BB&T Preferred Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock or preferred stock, as applicable, of the Surviving Entity and shall not be affected by the Merger.

1.7 SunTrust Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of BB&T, SunTrust or the holder of any securities of BB&T or SunTrust:

(a) Each share of Perpetual Preferred Stock, Series A, no par value, of SunTrust (“SunTrust Series A Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive a share of a newly created series of preferred stock of BB&T having the same terms (taking into account that SunTrust will not be the surviving entity in the Merger) as the SunTrust Series A Preferred Stock (all shares of such newly created series, collectively, the “BB&T Series I Preferred Stock”) and, upon such conversion, the SunTrust Series A Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time.

(b) Each share of Perpetual Preferred Stock, Series B, no par value, of SunTrust (“SunTrust Series B Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive a share of a newly created series of preferred stock of BB&T having the same terms (taking into account that SunTrust will not be the surviving entity in the Merger) as the SunTrust Series B Preferred Stock (all shares of such newly created series, collectively, the “BB&T Series J Preferred Stock”) and, upon such conversion, the SunTrust Series B Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time.

(c) Each share of Perpetual Preferred Stock, Series F, no par value, of SunTrust (“SunTrust Series F Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive a share of a newly created series of preferred stock of BB&T having the same terms (taking into account that SunTrust will not be the surviving entity in the Merger) as the SunTrust Series F Preferred Stock (all shares of such newly created series, collectively, the “BB&T Series K Preferred Stock”) and, upon such conversion, the SunTrust Series F Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time.

(d) Each share of Perpetual Preferred Stock, Series G, no par value, of SunTrust (“SunTrust Series G Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive a share of a newly created series of preferred stock of BB&T having the same terms (taking into account that SunTrust will not be the surviving entity in the Merger) as the SunTrust Series G Preferred Stock (all shares of such newly created series, collectively, the “BB&T Series L Preferred Stock”) and, upon such conversion, the SunTrust Series G Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time.

(e) Each share of Perpetual Preferred Stock, Series H, no par value, of SunTrust (“SunTrust Series H Preferred Stock,” and together with the SunTrust Series A Preferred Stock, SunTrust Series B Preferred Stock, SunTrust Series F Preferred Stock and SunTrust Series G Preferred Stock, the “SunTrust Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive a share of a newly created series of preferred stock of BB&T having the same terms (taking into account that SunTrust will not be the surviving entity in the Merger) as the SunTrust Series H Preferred Stock (all shares of such newly created series, collectively, the “BB&T Series M Preferred Stock,” and collectively with the BB&T Series I Preferred Stock, BB&T Series J Preferred Stock, BB&T Series K Preferred Stock and BB&T Series L Preferred Stock, the “New BB&T Preferred Stock”) and, upon such conversion, the SunTrust Series H Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time.

1.8 Treatment of SunTrust Equity Awards.

(a) At the Effective Time, each option to purchase shares of SunTrust Common Stock (a “SunTrust Stock Option”) that is outstanding and unexercised immediately prior to the Effective Time shall, automatically and without any required action on part of the holder thereof, be converted into an option (a “BB&T Stock Option”) to purchase (i) that number of shares of BB&T Common Stock (rounded down to the nearest whole share) equal to the product of (A) the total number of shares of SunTrust Common Stock subject to such SunTrust Stock Option immediately prior to the Effective Time multiplied by (B) the Exchange Ratio (as it may be adjusted if necessary pursuant to the last sentence of Section 1.5(b)), (ii) at an exercise price per share of BB&T Common Stock (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of SunTrust Common Stock of such SunTrust Stock Option immediately prior to the Effective Time divided by (B) the Exchange Ratio (as it may be adjusted if necessary pursuant to the last section of Section 1.5(b)); provided, however, that the exercise price and the number of shares of BB&T Common Stock purchasable pursuant to the SunTrust Stock Options shall be determined in a manner consistent with the requirements of Section 409A of the Internal Revenue Code; provided, further, that in the case of any SunTrust Stock Option to which Section 422 of the Internal Revenue Code applies, the exercise price and the number of shares of BB&T Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Internal Revenue Code. Except as expressly provided in this Section 1.8(a), each such BB&T Stock Option shall be subject to the same terms and conditions (including vesting and exercisability terms) as applied to the corresponding SunTrust Stock Option immediately prior to the Effective Time.

(b) At the Effective Time, each phantom stock unit award in respect of shares of SunTrust Common Stock (a “SunTrust Phantom Stock Award”) that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, be converted into an award of phantom stock units (a “BB&T Phantom Stock Award”) in respect of that number of shares of BB&T Common Stock (rounded to the nearest whole share) equal to the product of (i) the total number of shares of SunTrust Common Stock subject to such SunTrust Phantom Stock Award immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio (as it may be adjusted if necessary pursuant to the last sentence of Section 1.5(b)). Except as expressly provided in this Section 1.8(b), each such BB&T Phantom Stock Award shall be subject to the same terms and conditions (including vesting terms) as applied to the corresponding SunTrust Phantom Stock Award immediately prior to the Effective Time.

(c) At the Effective Time, each award in respect of a share of SunTrust Common Stock subject to vesting, repurchase or other lapse restriction (a “SunTrust Restricted Stock Award”) that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, be converted into a restricted stock award (a “BB&T Restricted Stock Award”) in respect of that number of shares of BB&T Common Stock (rounded to the nearest whole share) equal to the product of (i) the total number of shares of SunTrust Common Stock subject to the SunTrust Restricted Stock Award immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio (as it may be adjusted if necessary pursuant to the last sentence of Section 1.5(b)). Except as expressly provided in this Section 1.8(c), each such BB&T Restricted Stock Award shall be subject to the same terms and conditions (including vesting terms) as applied to the corresponding SunTrust Restricted Stock Award immediately prior to the Effective Time.

(d) At the Effective Time, each restricted stock unit award in respect of shares of SunTrust Common Stock (a “SunTrust RSU Award”) that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, be converted into a restricted stock unit award (a “BB&T RSU Award”) in respect of that number of shares of BB&T Common Stock (rounded to the nearest whole share) equal to the product of (i) the total number of shares of SunTrust Common Stock subject to the SunTrust RSU Award immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio (as it may be adjusted if necessary pursuant to the last sentence of Section 1.5(b)). Each such BB&T RSU Award shall be settlable in shares of BB&T Common Stock. Except as expressly provided in this Section 1.8(c), each such BB&T RSU Award shall be subject to the same terms and conditions (including vesting terms) as applied to the corresponding SunTrust RSU Award immediately prior to the Effective Time.

(e) At the Effective Time, each performance stock unit award in respect of shares of SunTrust Common Stock (a “SunTrust PSU Award”) that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, be converted into a BB&T RSU Award in respect of that number of shares of BB&T Common Stock (rounded to the nearest whole share) equal to the product of (i) total number of shares of SunTrust Common Stock subject to the SunTrust PSU Award immediately prior to the Effective Time, with the number of shares of SunTrust Common Stock determined based on (A) actual performance for the portion of the performance period through the Effective Time as reasonably determined by the compensation committee of the SunTrust Board of Directors (the “SunTrust Compensation Committee”) consistent with past practice, and (B) target performance for the portion of the performance period following the Effective Time through the remainder of the applicable performance period, multiplied by (ii) the Exchange Ratio (as it may be adjusted if necessary pursuant to the last sentence of Section 1.5(b)). Each such BB&T PSU Award shall be settlable in shares of BB&T Common Stock. Except as specifically provided in this Section 1.8(e), each such BB&T RSU Award shall be subject to the same terms and conditions (including service-based vesting terms) as applied to the corresponding SunTrust PSU Award immediately prior to the Effective Time.

(f) At or prior to the Effective Time, SunTrust, the Board of Directors of SunTrust and the SunTrust Compensation Committee, as applicable, shall adopt any resolutions and take any actions that are necessary or appropriate to effectuate the provisions of this Section 1.8.

(g) As of the Effective Time, the number and kind of shares available for issuance under each equity incentive plan of SunTrust shall be adjusted to reflect BB&T Common Stock in accordance with the provisions of the applicable plan.

(h) BB&T shall take all corporate actions that are necessary for the assumption of the SunTrust Equity Awards pursuant to Section 1.8(a) through 1.8(e), including the reservation, issuance and listing of BB&T Common Stock as necessary to effect the transactions contemplated by this Section 1.8. As soon as practicable following the Effective Time, BB&T shall file with the SEC a post-effective amendment to the Form S-4 or a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of BB&T Common Stock underlying such SunTrust Equity Awards, and shall use reasonable best efforts to maintain the effectiveness of such registration statement for so long as such assumed SunTrust Equity Awards remain outstanding.

1.9 Articles of Incorporation of Surviving Entity. At the Effective Time, the articles of incorporation of BB&T, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Entity until thereafter amended in accordance with applicable law.

1.10 Bylaws of Surviving Entity. At the Effective Time, the bylaws of BB&T, as amended as set forth in Exhibit A (such amendment, the “BB&T Bylaw Amendment”), shall be the bylaws of the Surviving Entity until thereafter amended in accordance with applicable law.

1.11 Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.

1.12 Bank Merger. Immediately following the Merger, SunTrust Bank, a Georgia-chartered bank and wholly-owned Subsidiary of SunTrust (“SunTrust Subsidiary Bank”), will merge with and into Branch Banking and Trust Company, a North Carolina-chartered commercial bank and wholly-owned Subsidiary of BB&T (“BB&T Subsidiary Bank”) (the “Bank Merger”). BB&T Subsidiary Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of SunTrust Subsidiary Bank shall cease. Promptly after the date of this Agreement, BB&T Subsidiary Bank and SunTrust Subsidiary Bank will enter into an agreement and plan of merger in form and substance agreed by BB&T and SunTrust, which shall be customary for mergers similar to the Bank Merger (the “Bank Merger Agreement”). Each of BB&T and a wholly owned subsidiary of SunTrust shall approve the Bank Merger Agreement and the Bank Merger as the sole shareholder of BB&T Subsidiary Bank and SunTrust Subsidiary Bank, respectively, and BB&T and SunTrust shall, and shall cause BB&T Subsidiary Bank and SunTrust Subsidiary Bank, respectively, to, execute certificates or articles of merger and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) immediately following the Effective Time. The Bank Merger shall become effective at such time and date as specified in the Bank Merger Agreement in accordance with applicable law, or at such other time as shall be provided by applicable law.

ARTICLE II

EXCHANGE OF SHARES

2.1 BB&T to Make Consideration Available. At or prior to the Effective Time, BB&T shall deposit, or shall cause to be deposited, with a bank or trust company mutually agreed upon by BB&T and SunTrust (the “Exchange Agent”), for exchange in accordance with this Article II for the benefit of the holders of Old Certificates (which for purposes of this Article II shall be deemed to include certificates or book-entry account statements representing shares of SunTrust Preferred Stock), certificates or, at BB&T’s option, evidence in book-entry form, representing shares of BB&T Common Stock or New BB&T Preferred Stock to be issued pursuant to Section 1.5 and Section 1.7, respectively (collectively, referred to herein as “New Certificates”), and cash in lieu of any fractional shares to be paid pursuant to Section 2.2(e) (such cash and New Certificates, together with any dividends or distributions with respect to shares of BB&T Common Stock or New BB&T Preferred Stock payable in accordance with Section 2.2(b), being hereinafter referred to as the “Exchange Fund”).

2.2 Exchange of Shares.

(a) As promptly as practicable after the Effective Time, but in no event later than ten (10) days thereafter, BB&T and SunTrust shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of SunTrust Common Stock or SunTrust Preferred Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive BB&T Common Stock or New BB&T Preferred Stock, as applicable, pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates representing the number of whole shares of BB&T Common Stock and any cash in lieu of fractional shares or shares of New BB&T Preferred Stock, as applicable, which the shares of SunTrust Common Stock or SunTrust Preferred Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b). Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) (A) a New Certificate representing that number of whole shares of BB&T Common Stock to which such holder of SunTrust Common Stock shall have become entitled pursuant to the provisions of Article I and (B) a check representing the amount of (x) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II and (y) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b) or (ii) (A) a New Certificate representing that number of shares of New BB&T Preferred Stock to which such holder of SunTrust Preferred Stock shall have become entitled pursuant to the provisions of Article I, and (B) a check representing the amount of any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of BB&T Common Stock or shares of New BB&T Preferred Stock which the shares of SunTrust Common Stock or SunTrust Preferred Stock, as applicable, represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b) No dividends or other distributions declared with respect to BB&T Common Stock or New BB&T Preferred Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of BB&T Common Stock or shares of New BB&T Preferred Stock that the shares of SunTrust Common Stock or SunTrust Preferred Stock, as applicable, represented by such Old Certificate have been converted into the right to receive.

(c) If any New Certificate representing shares of BB&T Common Stock or New BB&T Preferred Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of BB&T Common Stock or New BB&T Preferred Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of SunTrust of the shares of SunTrust Common Stock or SunTrust Preferred Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Certificates representing shares of BB&T Common Stock or New BB&T Common Stock, as applicable, as provided in this Article II.

(e) Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of BB&T Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to BB&T Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of BB&T. In lieu of the issuance of any such fractional share, BB&T shall pay to each former holder of SunTrust Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of BB&T Common Stock on the New York Stock Exchange (the “NYSE”) as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the day preceding the Closing Date by (ii) the fraction of a share (after taking into account all shares of SunTrust Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest one-thousandth when expressed in decimal form) of BB&T Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of SunTrust for twelve (12) months after the Effective Time shall be paid to the Surviving Entity. Any former holders of SunTrust Common Stock or SunTrust Preferred Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Entity for payment of the shares of BB&T Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the BB&T Common Stock deliverable in respect of each former share of SunTrust Common Stock such holder holds as determined pursuant to this Agreement, or the shares of New BB&T Preferred Stock and any unpaid dividends and distributions on the New BB&T Preferred Stock deliverable in respect of each former share of SunTrust Preferred Stock such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of BB&T, SunTrust, the Surviving Entity, the Exchange Agent or any other person shall be liable to any former holder of shares of SunTrust Common Stock or SunTrust Preferred Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) BB&T shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of BB&T Common Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other amounts otherwise payable pursuant to this Agreement to any holder of SunTrust Common Stock, SunTrust Preferred Stock or SunTrust Equity Awards, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by BB&T or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of SunTrust Common Stock, SunTrust Preferred Stock or SunTrust Equity Awards in respect of which the deduction and withholding was made by BB&T or the Exchange Agent, as the case may be.

(h) In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by BB&T or the Exchange Agent, the posting by such person of a bond in such amount as BB&T or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of BB&T Common Stock and any cash in lieu of fractional shares, or the shares of New BB&T Preferred Stock, as applicable, deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SUNTRUST

Except (a) as disclosed in the disclosure schedule delivered by SunTrust to BB&T concurrently herewith (the “SunTrust Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the SunTrust Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by SunTrust that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect and (iii) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any SunTrust Reports filed by SunTrust since December 31, 2013 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), SunTrust hereby represents and warrants to BB&T as follows:

3.1 Corporate Organization.

(a) SunTrust is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”) and has elected to be treated as a financial holding company under the BHC Act. SunTrust has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. SunTrust is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SunTrust. As used in this Agreement, the term “Material Adverse Effect” means, with respect to BB&T, SunTrust or the Surviving Entity, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, or (E) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including any underlying causes thereof; except, with respect to subclause (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the word “Subsidiary” when used with respect to any person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, or person of which (x) such first person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (y) such first person is or directly or indirectly has the power to appoint a general partner, manager or managing member or others performing similar functions. True and complete copies of the amended and restated articles of incorporation of SunTrust (the “SunTrust Articles”) and the amended and restated bylaws of SunTrust (the “SunTrust Bylaws”), in each case as in effect as of the date of this Agreement, have previously been made available by SunTrust to BB&T.

(b) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SunTrust, each Subsidiary of SunTrust (a “SunTrust Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of SunTrust or any Subsidiary of SunTrust to pay dividends or distributions except, in the case of SunTrust or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. The deposit accounts of each Subsidiary of SunTrust that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 3.1(b) of the SunTrust Disclosure Schedule sets forth a true and complete list of all Subsidiaries of SunTrust that would constitute “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC as of the date hereof. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of SunTrust other than the SunTrust Subsidiaries.

3.2 Capitalization.

(a) The authorized capital stock of SunTrust consists of 750,000,000 shares of SunTrust Common Stock and 50,000,000 shares of preferred stock, no par value. As of February 5, 2019, there were (i) 442,341,518 shares of SunTrust Common Stock issued and outstanding, including 7,404 shares of SunTrust Common Stock granted in respect of outstanding SunTrust Restricted Stock Awards; (ii) 110,442,218 shares of SunTrust Common Stock held in treasury; (iii) 855,001 shares of SunTrust Common Stock reserved for issuance upon the exercise of outstanding SunTrust Stock Options; (iv) 844,433 shares of SunTrust Common Stock subject to outstanding SunTrust Phantom Stock Awards; (v) 4,749,661 shares of SunTrust Common Stock reserved for issuance upon the settlement of outstanding SunTrust RSU Awards; (vi) 1,221,976 shares of SunTrust Common Stock reserved for issuance upon the settlement of outstanding SunTrust PSU Awards (assuming performance goals are satisfied at the target level) or 1,710,766 shares of SunTrust Common Stock reserved for issuance upon the settlement of outstanding SunTrust PSU Awards (assuming performance goals are satisfied at the maximum level); and (vii) (A) 1,725 shares of SunTrust Series A Preferred Stock issued and outstanding, (B) 1,025 shares of SunTrust Series B Preferred Stock issued and outstanding, (C) 5,000 shares of SunTrust Series F Preferred Stock issued and outstanding, (D) 7,500 shares of SunTrust Series G Preferred Stock issued and outstanding and (E) 5,000 shares of SunTrust Series H preferred stock issued and outstanding. As of the date of this Agreement, except as set forth in the immediately preceding sentence and for changes since February 5, 2019 resulting from the exercise, vesting or settlement of any SunTrust Equity Awards described in the immediately preceding sentence, there are no shares of capital stock or other voting securities or equity interests of SunTrust issued, reserved for issuance or outstanding. All of the issued and outstanding shares of SunTrust Common Stock and SunTrust Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. SunTrust is current on all dividends payable on the outstanding shares of SunTrust Preferred Stock, and has complied in all material respects with terms and conditions thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of SunTrust may vote. Other than SunTrust Stock Options, SunTrust Phantom Stock Awards, SunTrust Restricted Stock Awards, SunTrust RSU Awards and SunTrust PSU Awards (collectively, “SunTrust Equity Awards”) issued prior to the date of this Agreement as described in this Section 3.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in SunTrust, or contracts, commitments, understandings or arrangements by which SunTrust may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in SunTrust, or that otherwise obligate SunTrust to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “SunTrust Securities”). Other than SunTrust Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined, in whole or in part, based on the price of any capital stock of SunTrust or any of its Subsidiaries) are outstanding. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which SunTrust or any of its Subsidiaries is a party with respect to the voting or transfer of SunTrust Common Stock, capital stock or other voting or equity securities or ownership interests of SunTrust or granting any shareholder or other person any registration rights.

(b) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SunTrust, SunTrust owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the SunTrust Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever

(“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.

3.3 Authority; No Violation.

(a) SunTrust has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of SunTrust. The Board of Directors of SunTrust has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of SunTrust and its shareholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger), and has directed that this Agreement be submitted to SunTrust’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of a majority of all the votes entitled to be cast on this Agreement by all shares of SunTrust Common Stock entitled to vote on this Agreement (the “Requisite SunTrust Vote”), and the approval of the Bank Merger Agreement by SunTrust as SunTrust Subsidiary Bank’s sole shareholder, no other corporate proceedings on the part of SunTrust are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by SunTrust and (assuming due authorization, execution and delivery by BB&T) constitutes a valid and binding obligation of SunTrust, enforceable against SunTrust in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b) Neither the execution and delivery of this Agreement by SunTrust nor the consummation by SunTrust of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by SunTrust with any of the terms or provisions hereof, will (i) violate any provision of the SunTrust Articles or the SunTrust Bylaws or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to SunTrust or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of SunTrust or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which SunTrust or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches or defaults that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SunTrust.

3.4 Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the New York Stock Exchange, (b) the filing of any required applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the FDIC, and approval of such applications, filings and notices, (d) the filing of any required applications, filings and notices, as applicable, with the North Carolina Commissioner of Banks and the Georgia Department of Banking and Finance in connection with the Bank Merger and approval of such applications, filings and notices, (e) the filing of any required applications, filings or notices with the Financial Industry Regulatory Authority (“FINRA”) and approval of such applications, filings and notices, (f) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.4 of the SunTrust Disclosure Schedule or Section 4.4 of the BB&T Disclosure Schedule and approval of such applications, filings and notices, (g) the filing by SunTrust with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form (including any amendments or supplements thereto, the “Joint Proxy Statement”), and the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by BB&T in connection with the transactions contemplated by this Agreement (the “S-4”) and the declaration of effectiveness of the S-4, (h) the filing of the Certificates of Merger with the North Carolina Secretary pursuant to the NCBCA and the Georgia Secretary pursuant to the GBCC, as applicable, the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, and the filing of Articles of Amendment for the New BB&T Preferred Stock with the North Carolina Secretary and (i) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of BB&T Common Stock and New BB&T Preferred Stock pursuant to this Agreement and the approval of the listing of such BB&T Common Stock on the NYSE, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental or regulatory authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by SunTrust of this Agreement or (ii) the consummation by SunTrust of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, SunTrust is not aware of any reason why the necessary regulatory approvals and consents will not be received by SunTrust to permit consummation of the Merger and Bank Merger on a timely basis.

3.5 Reports. SunTrust and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2016 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) any foreign regulatory authority and (vi) any self-regulatory organization (an “SRO”) (clauses (i) – (vi), collectively “Regulatory Agencies”), including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SunTrust. Subject to Section 9.14, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of SunTrust and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of SunTrust, investigation into the business or operations of SunTrust or any of its Subsidiaries since January 1, 2016, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SunTrust. Subject to Section 9.14, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of SunTrust or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of SunTrust or any of its Subsidiaries since January 1, 2016, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SunTrust.

3.6 Financial Statements.

(a) The financial statements of SunTrust and its Subsidiaries included (or incorporated by reference) in the SunTrust Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of SunTrust and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of SunTrust and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Since December 31, 2015, no independent public accounting firm of SunTrust has resigned (or informed SunTrust that it intends to resign) or been dismissed as independent public accountants of SunTrust as a result of or in connection with any disagreements with SunTrust on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SunTrust, neither SunTrust nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of SunTrust included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2018 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2018, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of SunTrust and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership of SunTrust or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership that would not reasonably be expected to have a Material Adverse Effect on SunTrust. SunTrust (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to SunTrust, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of SunTrust by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to SunTrust’s outside auditors and the audit committee of SunTrust’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect SunTrust’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in SunTrust’s internal controls over financial reporting. These disclosures were made in writing by management to SunTrust’s auditors and audit committee. There is no reason to believe that SunTrust’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2016, (i) neither SunTrust nor any of its Subsidiaries, nor, to the knowledge of SunTrust, any director, officer, auditor, accountant or representative of SunTrust or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of SunTrust or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that SunTrust or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing SunTrust or any of its Subsidiaries, whether or not employed by SunTrust or any of its Subsidiaries, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by SunTrust or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of SunTrust or any committee thereof or the Board of Directors or similar governing body of any SunTrust Subsidiary or any committee thereof, or to the knowledge of SunTrust, to any director or officer of SunTrust or any SunTrust Subsidiary.

3.7 Broker’s Fees. With the exception of the engagement of Goldman Sachs & Co. LLC, neither SunTrust nor any SunTrust Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. SunTrust has disclosed to

BB&T as of the date hereof the aggregate fees provided for in connection with the engagement by SunTrust of Goldman Sachs & Co. LLC related to the Merger and the other transactions contemplated hereunder.

3.8 Absence of Certain Changes or Events.

(a) Since December 31, 2017, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SunTrust.

(b) Since December 31, 2017, SunTrust and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9 Legal and Regulatory Proceedings.

(a) Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on SunTrust, neither SunTrust nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of SunTrust, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against SunTrust or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon SunTrust, any of its Subsidiaries or the assets of SunTrust or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its affiliates).

3.10 Taxes and Tax Returns.

(a) Each of SunTrust and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither SunTrust nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of SunTrust and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of SunTrust and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither SunTrust nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. Neither SunTrust nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of SunTrust and its Subsidiaries or the assets of SunTrust and its Subsidiaries. Neither SunTrust nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among SunTrust and its Subsidiaries). Neither SunTrust nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was SunTrust) or (B) has any liability for the Taxes of any person (other than SunTrust or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither SunTrust nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither SunTrust nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1). At no time during the past five (5) years has SunTrust been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(b) As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11 Employees.

(a) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SunTrust, each SunTrust Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. For purposes of this Agreement, the term “SunTrust Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination, change in control, retention, employment, welfare, insurance, medical, fringe or other benefit plans, programs, agreements, contracts, policies, arrangements or remuneration of any kind with respect to which SunTrust or any Subsidiary or any trade or business of SunTrust or any of its Subsidiaries, whether or not incorporated, all of which together with SunTrust would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “SunTrust ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by SunTrust or any of its Subsidiaries or any SunTrust ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of SunTrust or any of its Subsidiaries or any SunTrust

ERISA Affiliate, excluding, in each case, any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”).

(b) SunTrust has made available to BB&T true and complete copies of each material SunTrust Benefit Plan and the following related documents, to the extent applicable: (i) all summary plan descriptions, amendments, modifications or material supplements, (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”), (iii) the most recently received IRS determination letter, and (iv) the most recently prepared actuarial report.

(c) The IRS has issued a favorable determination letter or opinion with respect to each SunTrust Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “SunTrust Qualified Plans”) and the related trust, which letter or opinion has not been revoked (nor has revocation been threatened), and, to the knowledge of SunTrust, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any SunTrust Qualified Plan or the related trust.

(d) Except as would not result in any material liability to SunTrust and its Subsidiaries, taken as a whole, with respect to each SunTrust Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code: (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (iii) the present value of accrued benefits under such SunTrust Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such SunTrust Benefit Plan’s actuary with respect to such SunTrust Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such SunTrust Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (vi) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by SunTrust or any of its Subsidiaries, and (vii) the PBGC has not instituted proceedings to terminate any such SunTrust Benefit Plan.

(e) None of SunTrust and its Subsidiaries nor any SunTrust ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to a Multiemployer Plan or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of SunTrust and its Subsidiaries nor any SunTrust ERISA Affiliate has incurred any liability that has not been satisfied to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(f) Except as would not result in any material liability to SunTrust and its Subsidiaries, taken as a whole, no SunTrust Benefit Plan provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(g) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SunTrust, all contributions required to be made to any SunTrust Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any SunTrust Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of SunTrust.

(h) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to SunTrust’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the SunTrust Benefit Plans, any fiduciaries thereof with respect to their duties to the SunTrust Benefit Plans or the assets of any of the trusts under any of the SunTrust Benefit Plans that would reasonably be expected to result in any liability of SunTrust or any of its Subsidiaries in an amount that would be material to SunTrust and its Subsidiaries, taken as a whole.

(i) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SunTrust, none of SunTrust and its Subsidiaries nor any SunTrust ERISA Affiliate has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the SunTrust Benefit Plans or their related trusts, SunTrust, any of its Subsidiaries or any SunTrust ERISA Affiliate to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(j) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of SunTrust or any of its Subsidiaries, or result in any limitation on the right of SunTrust or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any SunTrust Benefit Plan or related trust on or after the Effective Time. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by SunTrust or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(k) No SunTrust Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

(l) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SunTrust, there are no pending or, to SunTrust’s knowledge, threatened labor grievances or unfair labor practice claims or charges against SunTrust or any of its Subsidiaries, or any strikes or other labor disputes against SunTrust or any of its Subsidiaries. Neither SunTrust nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of SunTrust or any of its Subsidiaries and, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SunTrust, there are no pending or, to the knowledge of SunTrust, threatened organizing efforts by any union or other group seeking to represent any employees of SunTrust or any of its Subsidiaries.

3.12 SEC Reports. SunTrust has previously made available to BB&T an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2015 by SunTrust pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “SunTrust Reports”) and (b) communication mailed by SunTrust to its shareholders since December 31, 2015 and prior to the date hereof, and no such SunTrust Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2015, as of their respective dates, all SunTrust Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of SunTrust has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

3.13 Compliance with Applicable Law.

(a) SunTrust and each of its Subsidiaries hold, and have at all times since December 31, 2015, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SunTrust, and to the knowledge of SunTrust, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.

(b) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SunTrust, SunTrust and each of its Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any

Governmental Entity relating to SunTrust or any of its Subsidiaries, including all laws related to data protection or privacy (including laws relating to the privacy and security of data or information that constitutes personal data or personal information under applicable law (“Personal Data”)), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(c) SunTrust Subsidiary Bank has a Community Reinvestment Act rating of “satisfactory” or better.

(d) SunTrust maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data, or (iii) other act or omission that compromises the security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach”). To the knowledge of SunTrust, SunTrust has not experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SunTrust. To the knowledge of SunTrust, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on SunTrust.

(e) Without limitation, none of SunTrust or any of its Subsidiaries, or to the knowledge of SunTrust, any director, officer, employee, agent or other person acting on behalf of SunTrust or any of its Subsidiaries has, directly or indirectly, (i) used any funds of SunTrust or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of SunTrust or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of SunTrust or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of SunTrust or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for SunTrust or any of its Subsidiaries, to pay for

favorable treatment for business secured or to pay for special concessions already obtained for SunTrust or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except in each case as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SunTrust.

(f) As of the date hereof, SunTrust, SunTrust Subsidiary Bank and each other insured depository institution Subsidiary of SunTrust is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary bank regulator).

(g) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SunTrust, (i) SunTrust and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of SunTrust, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets and results of such fiduciary account.

3.14 Certain Contracts.

(a) Except as set forth in Section 3.14(a) of the SunTrust Disclosure Schedule or as filed with any SunTrust Reports, as of the date hereof, neither SunTrust nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), but excluding any SunTrust Benefit Plan:

(i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) which contains a provision that materially restricts the conduct of any line of business by SunTrust or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of the Surviving Entity or any of its affiliates to engage in any line of business or in any geographic region;

(iii) with or to a labor union or guild (including any collective bargaining agreement);

(iv) any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite SunTrust Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SunTrust;

(v) (A) that relates to the incurrence of indebtedness by SunTrust or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by SunTrust or any of its Subsidiaries of, or any similar commitment by SunTrust or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $25,000,000 or more;

(vi) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of SunTrust or its Subsidiaries;

(vii) that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $10,000,000 per annum (other than any such contracts which are terminable by SunTrust or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice);

(viii) that is a settlement, consent or similar agreement and contains any material continuing obligations of SunTrust or any of its Subsidiaries; or

(ix) that relates to the acquisition or disposition of any person, business or asset and under which SunTrust or its Subsidiaries have or may have a material obligation or liability.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the SunTrust Disclosure Schedule, is referred to herein as a “SunTrust Contract.” SunTrust has made available to BB&T true, correct and complete copies of each SunTrust Contract in effect as of the date hereof.

(b) (i) Each SunTrust Contract is valid and binding on SunTrust or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SunTrust, (ii) SunTrust and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each SunTrust Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SunTrust, (iii) to the knowledge of SunTrust, each third-party counterparty to each SunTrust Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such SunTrust Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SunTrust, (iv) neither

SunTrust nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any SunTrust Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SunTrust and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of SunTrust or any of its Subsidiaries, or to the knowledge of SunTrust, any other party thereto, of or under any such SunTrust Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SunTrust.

3.15 Agreements with Regulatory Agencies. Subject to Section 9.14, neither SunTrust nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2016, a recipient of any supervisory letter from, or since January 1, 2016, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the SunTrust Disclosure Schedule, a “SunTrust Regulatory Agreement”), nor has SunTrust or any of its Subsidiaries been advised since January 1, 2016, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such SunTrust Regulatory Agreement.

3.16 Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SunTrust, SunTrust and its Subsidiaries are in compliance, and have complied, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of SunTrust, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on SunTrust or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against SunTrust, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SunTrust. To the knowledge of SunTrust, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SunTrust. SunTrust is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory

Agency or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SunTrust.

3.17 Investment Securities and Commodities. Each of SunTrust and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to SunTrust’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of SunTrust or its Subsidiaries. Such securities and commodities are valued on the books of SunTrust in accordance with GAAP in all material respects.

3.18 Real Property. SunTrust or a SunTrust Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the SunTrust Reports as being owned by SunTrust or a SunTrust Subsidiary or acquired after the date thereof which are material to SunTrust’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “SunTrust Owned Properties”), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such SunTrust Reports or acquired after the date thereof which are material to SunTrust’s business on a consolidated basis (except for leases that have expired by their terms since the date thereof) (such leasehold estates, collectively with the SunTrust Owned Properties, the “SunTrust Real Property”), free and clear of all material Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of SunTrust, the lessor. There are no pending or, to the knowledge of SunTrust, threatened condemnation proceedings against the SunTrust Real Property.

3.19 Intellectual Property. SunTrust and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SunTrust: (a) (i) to the knowledge of SunTrust, the use of any Intellectual Property by SunTrust and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which SunTrust or any SunTrust Subsidiary acquired the right to use any Intellectual Property, and (ii) no person has asserted in writing to SunTrust that SunTrust or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) to the knowledge of SunTrust, no person is challenging, infringing on or otherwise violating any right of SunTrust or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to

SunTrust or its Subsidiaries, and (c) neither SunTrust nor any SunTrust Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by SunTrust or any SunTrust Subsidiary, and SunTrust and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by SunTrust and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

3.20 Related Party Transactions. As of the date hereof, except as set forth in any SunTrust Reports, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between SunTrust or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of SunTrust or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding SunTrust Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of SunTrust) on the other hand, of the type required to be reported in any SunTrust Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

3.21 State Takeover Laws. The Board of Directors of SunTrust has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law or any similar provisions of the SunTrust Articles or SunTrust Bylaws (collectively, with any similar provisions of the BB&T Articles or BB&T Bylaws “Takeover Statutes”). In accordance with Section 14-2-1302 of the GBCC, no appraisal or dissenters’ rights will be available to the holders of SunTrust Common Stock or SunTrust Preferred Stock in connection with the Merger.

3.22 Reorganization. SunTrust has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.23 Opinion. Prior to the execution of this Agreement, the Board of Directors of SunTrust has received an opinion (which if initially rendered orally, has been or will be confirmed by written opinion of the same date) from Goldman Sachs & Co. LLC to the effect that as of the date hereof and based upon and subject to the matters set forth in the written opinion, the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to the holders (other than BB&T and its affiliates) of SunTrust Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.24 SunTrust Information. The information relating to SunTrust and its Subsidiaries or that is provided by SunTrust or its Subsidiaries or their respective representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to BB&T or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

3.25 Loan Portfolio.

(a) As of the date hereof, except as set forth in Section 3.25(a) of the SunTrust Disclosure Schedule, neither SunTrust nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which SunTrust or any Subsidiary of SunTrust is a creditor that, as of September 30, 2018, had an outstanding balance of $10,000,000 or more and under the terms of which the obligor was, as of September 30, 2018, over ninety (90) days or more delinquent in payment of principal or interest. Set forth in Section 3.25(a) of the SunTrust Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of SunTrust and its Subsidiaries that, as of September 30, 2018, had an outstanding balance of $10,000,000 and were classified by SunTrust as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of SunTrust or any of its Subsidiaries that, as of September 30, 2018, is classified as “Other Real Estate Owned” and the book value thereof.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SunTrust, each Loan of SunTrust or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of SunTrust and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on SunTrust, each outstanding Loan of SunTrust or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of SunTrust and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

3.26 Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on SunTrust, (a) SunTrust and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of SunTrust reasonably has determined to be prudent and consistent with industry practice, and SunTrust and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of SunTrust and its Subsidiaries, SunTrust or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by SunTrust or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) neither SunTrust nor any of its Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

3.27 Investment Advisor Subsidiary.

(a) SunTrust has certain Subsidiaries that provide investment management, investment advisory or sub-advisory services (including management and advice provided to separate accounts and participation in wrap fee programs and are required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”)) (each such Subsidiary, a “SunTrust Advisory Entity”). Each SunTrust Advisory Entity is registered as an investment adviser under the Investment Advisers Act and has operated since January 1, 2016 and is currently operating in compliance with all laws applicable to it or its business and has all registrations, permits, licenses, exemptions, orders and approvals required for the operation of its business or ownership of its properties and assets substantially as presently conducted, except in each case as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on SunTrust.

(b) The accounts of each advisory client of SunTrust or its Subsidiaries, for purposes of the Investment Advisers Act, that are subject to ERISA have been managed by the applicable SunTrust Advisory Entity in compliance with the applicable requirements of ERISA, except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on SunTrust.

(c) None of the SunTrust Advisory Entities nor any “person associated with an investment adviser” (as defined in the Investment Advisers Act) of any of them is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment advisor or as a person associated with a registered investment advisor, except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on SunTrust.

3.28 Insurance Subsidiary.

(a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on SunTrust, (i) since January 1, 2016, at the time each agent, representative, producer, reinsurance intermediary, wholesaler, third-party administrator, distributor, broker, employee or other person authorized to sell, produce, manage or administer products on behalf of any SunTrust Subsidiary (“SunTrust Agent”) wrote, sold, produced, managed, administered or procured business for a SunTrust Subsidiary, such SunTrust Agent was, at the time the SunTrust Agent wrote or sold business, duly licensed for the type of activity and business written, sold, produced, managed, administered or produced to the extent required by applicable law, (ii) no SunTrust Agent has been since January 1, 2016, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation) of any law, rule or regulation applicable to such SunTrust Agent’s writing, sale, management, administration or production of insurance business for any SunTrust Insurance Subsidiary and (iii) each SunTrust Agent was appointed by SunTrust or a SunTrust Insurance Subsidiary in compliance with applicable insurance laws, rules and regulations and all processes and procedures undertaken with respect to such SunTrust Agent were undertaken in compliance with applicable insurance laws, rules and regulations. “SunTrust Insurance Subsidiary” means each Subsidiary of SunTrust through which insurance operations is conducted.

(b) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on SunTrust, (i) since January 1, 2016, SunTrust and the SunTrust Insurance Subsidiaries have made all required notices, submissions, reports or other filings under applicable insurance holding company statutes, (ii) all contracts, agreements, arrangements and transactions in effect between any SunTrust Insurance Subsidiary and any affiliate are in compliance in all material respects with the requirements of all applicable insurance holding company statutes, and (iii) each SunTrust Insurance Subsidiary has operated and otherwise been in compliance with all applicable insurance laws, rules and regulations.

3.29 Broker-Dealer Subsidiary.

(a) SunTrust has certain Subsidiaries that are broker-dealers (each, a “SunTrust Broker-Dealer Subsidiary”). Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on SunTrust: (i) each SunTrust Broker-Dealer Subsidiary is duly registered under the Exchange Act as a broker-dealer with the SEC and is in compliance with the applicable provisions of the Exchange Act, including the net capital requirements and customer protection requirements thereof; (ii) each SunTrust Broker-Dealer Subsidiary is a member in good standing with FINRA and all other required SROs and in compliance with all applicable rules and regulations of FINRA and any such SRO of which it is a member or which otherwise has authority over it; (iii) each SunTrust Broker-Dealer Subsidiary (and each registered representative thereof) is duly registered, licensed or qualified as a broker-dealer or registered representative, as applicable, under, and in compliance with, the applicable laws of all jurisdictions in which it is required to be so registered and each such registration, license or qualification is in full force and effect and in good standing; and (iv) there is no action, suit, proceeding or investigation pending or, to the knowledge of SunTrust, threatened that would reasonably be likely to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, licenses and qualifications.

(b) Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on SunTrust, (i) none of the SunTrust Broker-Dealer Subsidiaries nor any “associated person” thereof (A) is or has been ineligible to serve as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act, (B) is subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act or (C) is subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any SunTrust Broker-Dealer Subsidiary as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act, and (ii) there is no action, suit, proceeding or investigation pending or, to the knowledge of SunTrust, threatened, that is reasonably likely to result in any such person being deemed ineligible as described in clause (A), subject to a “statutory disqualification” as described in clause (B) or subject to a disqualification as described in clause (C).

3.30 No Other Representations or Warranties.

(a) Except for the representations and warranties made by SunTrust in this Article III, neither SunTrust nor any other person makes any express or implied representation or warranty with respect to SunTrust, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and SunTrust hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither SunTrust nor any other person makes or has made any representation or warranty to BB&T or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to SunTrust, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by SunTrust in this Article III, any oral or written information presented to BB&T or any of its affiliates or representatives in the course of their due diligence investigation of SunTrust, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) SunTrust acknowledges and agrees that neither BB&T nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BB&T

Except (a) as disclosed in the disclosure schedule delivered by BB&T to SunTrust concurrently herewith (the “BB&T Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the BB&T Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by BB&T that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect and (iii) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any BB&T Reports filed by BB&T since December 31, 2013, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), BB&T hereby represents and warrants to SunTrust as follows:

4.1 Corporate Organization.

(a) BB&T is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina, is a bank holding company duly registered under the BHC Act and has elected to be treated as a financial holding company under the BHC Act. BB&T has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. BB&T is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BB&T. True and complete copies of the articles of incorporation of BB&T (the “BB&T Articles”) and the bylaws of BB&T (the “BB&T Bylaws”), in each case as in effect as of the date of this Agreement, have previously been made available by BB&T to SunTrust.

(b) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BB&T, each Subsidiary of BB&T (a “BB&T Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of BB&T or any Subsidiary of BB&T to pay dividends or distributions except, in the case of BB&T or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. The deposit accounts of each Subsidiary of BB&T that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 4.1(b) of the BB&T Disclosure Schedule sets forth a true and complete list of all Subsidiaries of BB&T that would constitute “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC as of the date hereof. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of BB&T other than the BB&T Subsidiaries.

4.2 Capitalization.

(a) The authorized capital stock of BB&T consists of 2,000,000,000 shares of BB&T Common Stock, and 5,000,000 shares of preferred stock, par value $5.00 per share. As of February 5, 2019, there were (i) 763,655,494 shares of BB&T Common Stock issued and outstanding, including 436,449 shares of BB&T Common Stock granted in respect of outstanding BB&T Restricted Stock Awards; (ii) zero shares of BB&T Common Stock held in treasury; (iii) 3,978,535 shares of BB&T Common Stock reserved for issuance upon the exercise of outstanding BB&T Stock Options; (iv) 11,161,064 shares of BB&T Common Stock reserved for issuance upon the settlement of outstanding BB&T RSU Awards; (v) 236,951 shares of BB&T Common Stock (assuming performance goals are satisfied at the target level) or 296,186 shares of BB&T Common Stock (assuming performance goals are satisfied at the maximum level) reserved for issuance upon the settlement of outstanding performance unit awards in respect of shares of BB&T Common Stock (“BB&T PSU Awards”); and (vi) (A) 23,000 shares of preferred stock, which have been designated as Series D Non-Cumulative Perpetual Preferred Stock, issued and outstanding, (B) 46,000 shares of preferred stock, which have been designated as Series E Non-Cumulative Perpetual Preferred Stock, issued and outstanding, (C) 18,000 shares of preferred stock, which have been designated as Series F Non-Cumulative Perpetual Preferred Stock, issued and outstanding, (D) 20,000 shares of preferred stock, which have been designated as Series G Non-Cumulative Perpetual Preferred Stock, issued and outstanding and (E) 18,600 shares of preferred stock, which have been designated as Series H Non-Cumulative Perpetual Preferred Stock, issued and outstanding (the preferred stock described in subclauses (A) through (E), the “BB&T Preferred Stock”). As of the date of this Agreement, except as set forth in the immediately preceding sentence and for changes since Februrary 5, 2019 resulting from the exercise, vesting or settlement of any BB&T Equity Awards described in the immediately preceding sentence, there are no shares of capital stock or other voting securities or equity interests of BB&T issued, reserved for issuance or outstanding. All of the issued and outstanding shares of BB&T Common Stock and BB&T Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. BB&T is current on all dividends payable on the outstanding shares of BB&T Preferred Stock, and has complied in all material respects with terms and conditions thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of BB&T may vote. Other than BB&T Stock Options, BB&T Restricted Stock Awards, BB&T RSU Awards, BB&T PSU Awards and BB&T Preferred Stock, issued prior to the date of this Agreement as described in this Section 4.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in BB&T, or contracts, commitments, understandings or arrangements by which BB&T may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in BB&T or that otherwise obligate BB&T to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “BB&T Securities”). Other than the BB&T Stock Options, the BB&T Restricted Stock Awards, the BB&T RSU Awards and the BB&T PSU Awards (collectively, the “BB&T Equity Awards”), no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of BB&T or any of its Subsidiaries) are outstanding. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which BB&T or any of its Subsidiaries is a party with respect to the voting or transfer of BB&T Common Stock, capital stock or other voting or equity securities or ownership interests of BB&T or granting any shareholder or other person any registration rights.

(b) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BB&T, BB&T owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the BB&T Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.

4.3 Authority; No Violation.

(a) BB&T has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of BB&T. The Board of Directors of BB&T has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of BB&T and its shareholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger), and has directed that this Agreement be submitted to BB&T’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of a majority of all the votes entitled to be cast on this Agreement by the holders of BB&T Common Stock (the “Requisite BB&T Vote”), and subject to the adoption and approval of the Bank Merger Agreement by BB&T as BB&T Subsidiary Bank’s sole shareholder, no other corporate proceedings on the part of BB&T are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by BB&T and (assuming due authorization, execution and delivery by SunTrust) constitutes a valid and binding obligation of BB&T, enforceable against BB&T in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of BB&T Common Stock and New BB&T Preferred Stock to be issued in the Merger have been validly authorized (subject to the receipt of the Requisite BB&T Vote), and when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of BB&T will have any preemptive right or similar rights in respect thereof.

(b) Neither the execution and delivery of this Agreement by BB&T, nor the consummation by BB&T of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by BB&T with any of the terms or provisions hereof, will (i) violate any provision of the BB&T Articles or the BB&T Bylaws or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to BB&T or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of BB&T or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which BB&T or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches or defaults that either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on BB&T.

4.4 Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the New York Stock Exchange, (b) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the FDIC, and approval of such applications, filings and notices, (d) the filing of any required applications, filings and notices, as applicable, with the North Carolina Commissioner of Banks and the Georgia Department of Banking and Finance in connection with the Bank Merger, and approval of such applications, filings and notices, (e) the filing of any required applications, filings or notices with FINRA and approval of such applications, filings and notices, (f) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.4 of the SunTrust Disclosure Schedule or Section 4.4 of the BB&T Disclosure Schedule and approval of such applications, filings and notices, (g) the filing with the SEC of the Joint Proxy Statement and the S-4 in which the Joint Proxy Statement will be included as a prospectus, and the declaration of effectiveness of the S-4, (h) the filing of the Certificates of Merger with the North Carolina Secretary pursuant to the NCBCA and the Georgia Secretary pursuant to the GBCC, as applicable, the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, and the filing of Articles of Amendment for the New BB&T Preferred Stock with the North Carolina Secretary and (i) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of BB&T Common Stock and New BB&T Preferred Stock pursuant to this Agreement and the approval of the listing of such BB&T Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by BB&T of this Agreement or (ii) the consummation by BB&T of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, BB&T is not aware of any reason why the necessary regulatory approvals and consents will not be received by BB&T to permit consummation of the Merger and Bank Merger on a timely basis.

4.5 Reports. BB&T and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2016 with any Regulatory Agencies, including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on BB&T. Subject to Section 9.14, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of BB&T and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of BB&T, investigation into the business or operations of BB&T or any of its Subsidiaries since January 1, 2016, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BB&T. Subject to Section 9.14, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of BB&T or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of BB&T or any of its Subsidiaries since January 1, 2016, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BB&T.

4.6 Financial Statements.

(a) The financial statements of BB&T and its Subsidiaries included (or incorporated by reference) in the BB&T Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of BB&T and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of BB&T and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Since December 31, 2015, no independent public accounting firm of BB&T has resigned (or informed BB&T that it intends to resign) or been dismissed as independent public accountants of BB&T as a result of or in connection with any disagreements with BB&T on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BB&T, neither BB&T nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of BB&T included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2018 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2018, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of BB&T and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership of BB&T or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership that would not reasonably be expected to have a Material Adverse Effect on BB&T. BB&T (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to BB&T, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of BB&T by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to BB&T’s outside auditors and the audit committee of BB&T’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect BB&T’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in BB&T’s internal controls over financial reporting. These disclosures were made in writing by management to BB&T’s auditors and audit committee. There is no reason to believe that BB&T’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2016, (i) neither BB&T nor any of its Subsidiaries, nor, to the knowledge of BB&T, any director, officer, auditor, accountant or representative of BB&T or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of BB&T or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that BB&T or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing BB&T or any of its Subsidiaries, whether or not employed by BB&T or any of its Subsidiaries, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by BB&T or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of BB&T or any committee thereof or the Board of Directors or similar governing body of any BB&T Subsidiary or any committee thereof, or to the knowledge of BB&T, to any director or officer of BB&T or any BB&T Subsidiary.

4.7 Broker’s Fees. With the exception of the engagement of RBC Capital Markets, LLC, neither BB&T nor any BB&T Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. BB&T has disclosed to SunTrust as of the date hereof the aggregate fees provided for in connection with the engagement by BB&T of RBC Capital Markets, LLC related to the Merger and the other transactions contemplated hereunder.

4.8 Absence of Certain Changes or Events.

(a) Since December 31, 2017, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BB&T.

(b) Since December 31, 2017, BB&T and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9 Legal and Regulatory Proceedings.

(a) Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on BB&T, neither BB&T nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of BB&T, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against BB&T or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon BB&T, any of its Subsidiaries or the assets of BB&T or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its affiliates).

4.10 Taxes and Tax Returns. Each of BB&T and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither BB&T nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of BB&T and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of BB&T and its Subsidiaries has withheld and paid all material taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither BB&T nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. Neither BB&T nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of BB&T and its Subsidiaries or the assets of BB&T and its Subsidiaries. Neither BB&T nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among BB&T and its Subsidiaries). Neither BB&T nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was BB&T) or (B) has any liability for the Taxes of any person (other than BB&T or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither BB&T nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither BB&T nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1). At no time during the past five (5) years has BB&T been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

4.11 Employees.

(a) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BB&T, each BB&T Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. For purposes of this Agreement, the term “BB&T Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination change in control, retention, employment, welfare, insurance, medical, fringe or other benefit plans, programs, agreements, contracts, policies, arrangements or remuneration of any kind with respect to which BB&T or any Subsidiary or any trade or business of BB&T or any of its Subsidiaries, whether or not incorporated, all of which together with BB&T would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “BB&T ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by BB&T or any of its Subsidiaries or any BB&T ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of BB&T or any of its Subsidiaries or any BB&T ERISA Affiliate, excluding, in each case, any Multiemployer Plan.

(b) BB&T has made available to SunTrust true and complete copies of each material BB&T Benefit Plan and the following related documents, to the extent applicable: (i) all summary plan descriptions, amendments, modifications or material supplements, (ii) the most recent annual report (Form 5500) filed with the IRS, (iii) the most recently received IRS determination letter, and (iv) the most recently prepared actuarial report.

(c) The IRS has issued a favorable determination letter or opinion with respect to each BB&T Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “BB&T Qualified Plans”) and the related trust, which letter or opinion has not been revoked (nor has revocation been threatened), and, to the knowledge of BB&T, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any BB&T Qualified Plan or the related trust.

(d) Except as would not result in any material liability to BB&T and its Subsidiaries, taken as a whole, with respect to each BB&T Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code: (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (iii) the present value of accrued benefits under such BB&T Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such BB&T Benefit Plan’s actuary with respect to such BB&T Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such BB&T Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums to the PBGC have been timely paid in full, (vi) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by BB&T or any of its Subsidiaries, and (vii) the PBGC has not instituted proceedings to terminate any such BB&T Benefit Plan.

(e) None of BB&T and its Subsidiaries nor any BB&T ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to a Multiemployer Plan or a Multiple Employer Plan, and none of BB&T and its Subsidiaries nor any BB&T ERISA Affiliate has incurred any liability that has not been satisfied to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(f) Except as would not result in any material liability to BB&T and its Subsidiaries, taken as a whole, no BB&T Benefit Plan provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(g) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BB&T, all contributions required to be made to any BB&T Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any BB&T Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of BB&T.

(h) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to BB&T’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the BB&T Benefit Plans, any fiduciaries thereof with respect to their duties to the BB&T Benefit Plans or the assets of any of the trusts under any of the BB&T Benefit Plans that would reasonably be expected to result in any liability of BB&T or any of its Subsidiaries in an amount that would be material to BB&T and its Subsidiaries, taken as a whole.

(i) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BB&T, none of BB&T and its Subsidiaries nor any BB&T ERISA Affiliate has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the BB&T Benefit Plans or their related trusts, BB&T, any of its Subsidiaries or any BB&T ERISA Affiliate to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(j) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of BB&T or any of its Subsidiaries, or result in any limitation on the right of BB&T or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any BB&T Benefit Plan or related trust on or after the Effective Time. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by BB&T or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(k) No BB&T Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

(l) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BB&T, there are no pending or, to BB&T’s knowledge, threatened labor grievances or unfair labor practice claims or charges against BB&T or any of its Subsidiaries, or any strikes or other labor disputes against BB&T or any of its Subsidiaries. Neither BB&T nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of BB&T or any of its Subsidiaries and, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on BB&T, there are no pending or, to the knowledge of BB&T, threatened organizing efforts by any union or other group seeking to represent any employees of BB&T or any of its Subsidiaries.

4.12 SEC Reports. BB&T has previously made available to SunTrust an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2015 by BB&T pursuant to the Securities Act or the Exchange Act (the “BB&T Reports”) and (b) communication mailed by BB&T to its shareholders since December 31, 2015 and prior to the date hereof, and no such BB&T Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2015, as of their respective dates, all BB&T Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of BB&T has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

4.13 Compliance with Applicable Law.

(a) BB&T and each of its Subsidiaries hold, and have at all times since December 31, 2015, held, all licenses, registrations, franchises, certificates, variances, permits charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BB&T, and to the knowledge of BB&T, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.

(b) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BB&T, BB&T and each of its Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to BB&T or any of its Subsidiaries, including all laws related to data protection or privacy (including laws relating to the privacy and security of Personal Data), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(c) BB&T Subsidiary Bank has a Community Reinvestment Act rating of “satisfactory” or better.

(d) BB&T maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any Security Breach. To the knowledge of BB&T, BB&T has not experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BB&T. To the knowledge of BB&T, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on BB&T.

(e) Without limitation, none of BB&T, or any of its Subsidiaries, or to the knowledge of BB&T, any director, officer, employee, agent or other person acting on behalf of BB&T or any of its Subsidiaries has, directly or indirectly, (i) used any funds of BB&T or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of BB&T or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of BB&T or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of BB&T or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for BB&T or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for BB&T or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except in each case as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f) As of the date hereof, BB&T, BB&T Subsidiary Bank and each other insured depository institution Subsidiary of BB&T is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary bank regulator).

(g) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BB&T, (i) BB&T and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of BB&T, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets and results of such fiduciary account.

4.14 Certain Contracts.

(a) Except as set forth in Section 4.14(a) of the BB&T Disclosure Schedule or as filed with any BB&T Reports, as of the date hereof, neither BB&T nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), but excluding any BB&T Benefit Plan:

(i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) which contains a provision that materially restricts the conduct of any line of business by BB&T or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of the Surviving Entity or any of its affiliates to engage in any line of business or in any geographic region;

(iii) with or to a labor union or guild (including any collective bargaining agreement);

(iv) any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite BB&T Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BB&T;

(v) (A) that relates to the incurrence of indebtedness by BB&T or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by BB&T or any of its Subsidiaries of, or any similar commitment by BB&T or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $25,000,000 or more;

(vi) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of BB&T or its Subsidiaries;

(vii) that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $10,000,000 per annum (other than any such contracts which are terminable by BB&T or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice);

(viii) that is a settlement, consent or similar agreement and contains any material continuing obligations of BB&T or any of its Subsidiaries; or

(ix) that relates to the acquisition or disposition of any person, business or asset and under which BB&T or its Subsidiaries have or may have a material obligation or liability.

Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not set forth in the BB&T Disclosure Schedule, is referred to herein as a “BB&T Contract.” BB&T has made available to SunTrust true, correct and complete copies of each BB&T Contract in effect as of the date hereof.

(b) (i) Each BB&T Contract is valid and binding on BB&T or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on BB&T, (ii) BB&T and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each BB&T Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on BB&T, (iii) to the knowledge of BB&T, each third-party counterparty to each BB&T Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such BB&T Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on BB&T, (iv) neither BB&T nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any BB&T Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BB&T and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of BB&T or any of its Subsidiaries or, to the knowledge of BB&T, any other party thereto, of or under any such BB&T Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on BB&T.

4.15 Agreements with Regulatory Agencies. Subject to Section 9.14, neither BB&T nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2016, a recipient of any supervisory letter from, or since January 1, 2016, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the BB&T Disclosure Schedule, a “BB&T Regulatory Agreement”), nor has BB&T or any of its Subsidiaries been advised since January 1, 2016, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such BB&T Regulatory Agreement.

4.16 Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BB&T, BB&T and its Subsidiaries are in compliance, and have complied, with all Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of BB&T, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on BB&T or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against BB&T, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BB&T. To the knowledge of BB&T, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BB&T. BB&T is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BB&T.

4.17 Investment Securities and Commodities. Each of BB&T and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to BB&T’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of BB&T or its Subsidiaries. Such securities and commodities are valued on the books of BB&T in accordance with GAAP in all material respects.

4.18 Real Property. BB&T or a BB&T Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the BB&T Reports as being owned by BB&T or a BB&T Subsidiary or acquired after the date thereof which are material to BB&T’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “BB&T Owned Properties”), free and clear of all material Liens, except for Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such BB&T Reports or acquired after the date thereof which are material to BB&T’s business on a consolidated basis (except for leases that have expired by their terms since the date thereof) (such leasehold estates, collectively with the BB&T Owned Properties, the “BB&T Real Property”), free and clear of all material Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of BB&T, the lessor. There are no pending or, to the knowledge of BB&T, threatened condemnation proceedings against the BB&T Real Property.

4.19 Intellectual Property. BB&T and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BB&T: (a) (i) to the knowledge of BB&T, the use of any Intellectual Property by BB&T and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which BB&T or any BB&T Subsidiary acquired the right to use any Intellectual Property, and (ii) no person has asserted in writing to BB&T that BB&T or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) to the knowledge of BB&T, no person is challenging, infringing on or otherwise violating any right of BB&T or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to BB&T or its Subsidiaries, and (c) neither BB&T nor any BB&T Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by BB&T or any BB&T Subsidiary, and BB&T and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by BB&T and its Subsidiaries.

4.20 Related Party Transactions. As of the date hereof, except as set forth in any BB&T Reports, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between BB&T or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of BB&T or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding BB&T Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of BB&T) on the other hand, of the type required to be reported in any SunTrust Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

4.21 State Takeover Laws. The Board of Directors of BB&T has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable Takeover Statutes.

4.22 Reorganization. BB&T has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.23 Opinion. Prior to the execution of this Agreement, BB&T has received an opinion (which if initially rendered orally, has been or will be confirmed by written opinion of the same date) from RBC Capital Markets, LLC, to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio in the Merger is fair from a financial point of view to BB&T. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.24 BB&T Information. The information relating to BB&T and its Subsidiaries or that is provided by BB&T or its Subsidiaries or their respective representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to SunTrust or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to SunTrust or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.25 Loan Portfolio.

(a) As of the date hereof, except as set forth in Section 4.26(a) of the BB&T Disclosure Schedule, neither BB&T nor any of its Subsidiaries is a party to any written or oral Loan in which BB&T or any Subsidiary of BB&T is a creditor that, as of September 30, 2018, had an outstanding balance of $10,000,000 or more and under the terms of which the obligor was, as of September 30, 2018, over ninety (90) days or more delinquent in payment of principal or interest. Set forth in Section 4.26(a) of the BB&T Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of BB&T and its Subsidiaries that, as of September 30, 2018, had an outstanding balance of $10,000,000 and were classified by BB&T as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of BB&T or any of its Subsidiaries that, as of September 30, 2018, is classified as “Other Real Estate Owned” and the book value thereof.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BB&T, each Loan of BB&T or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of BB&T and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on BB&T, each outstanding Loan of BB&T or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of BB&T and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

4.26 Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on BB&T, (a) BB&T and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of BB&T reasonably has determined to be prudent and consistent with industry practice, and BB&T and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of BB&T and its Subsidiaries, BB&T or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by BB&T or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) neither BB&T nor any of its Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

4.27 Investment Advisor Subsidiary.

(a) BB&T and certain of its Subsidiaries provide investment management, investment advisory or sub-advisory services (including management and advice provided to separate accounts and participation in wrap fee programs and are required to register with the SEC as an investment adviser under the Investment Advisers Act) (BB&T and each such Subsidiary, a “BB&T Advisory Entity”). Each BB&T Advisory Entity is registered as an investment adviser under the Investment Advisers Act and has operated since January 1, 2016 and is currently operating in compliance with all laws applicable to it or its business and has all registrations, permits, licenses, exemptions, orders and approvals required for the operation of its business or ownership of its properties and assets substantially as presently conducted, except in each case as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on BB&T.

(b) The accounts of each advisory client of BB&T or its Subsidiaries, for purposes of the Investment Advisers Act, that are subject to ERISA have been managed by the applicable BB&T Advisory Entity in compliance with the applicable requirements of ERISA, except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on BB&T.

(c) None of the BB&T Advisory Entities nor any “person associated with an investment adviser” (as defined in the Investment Advisers Act) of any of them is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment advisor or as a person associated with a registered investment advisor, except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on BB&T.

4.28 Insurance Subsidiary.

(a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on BB&T, (i) since January 1, 2016, at the time each agent, representative, producer, reinsurance intermediary, wholesaler, third-party administrator, distributor, broker, employee or other person authorized to sell, produce, manage or administer products on behalf of any BB&T Subsidiary (“BB&T Agent”) wrote, sold, produced, managed, administered or procured business for a BB&T Subsidiary, such BB&T Agent was, at the time the BB&T Agent wrote or sold business, duly licensed for the type of activity and business written, sold, produced, managed, administered or produced to the extent required by applicable law, (ii) no BB&T Agent has been since January 1, 2016, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation) of any law, rule or regulation applicable to such BB&T Agent’s writing, sale, management, administration or production of insurance business for any BB&T Insurance Subsidiary and (iii) each BB&T Agent was appointed by BB&T or a BB&T Insurance Subsidiary in compliance with applicable insurance laws, rules and regulations and all processes and procedures undertaken with respect to such BB&T Agent were undertaken in compliance with applicable insurance laws, rules and regulations. “BB&T Insurance Subsidiary” means each Subsidiary of BB&T through which insurance operations is conducted.

(b) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on BB&T, (i) since January 1, 2016, BB&T and the BB&T Insurance Subsidiaries have made all required notices, submissions, reports or other filings under applicable insurance holding company statutes, (ii) all contracts, agreements, arrangements and transactions in effect between any BB&T Insurance Subsidiary and any affiliate are in compliance in all material respects with the requirements of all applicable insurance holding company statutes, and (iii) each BB&T Insurance Subsidiary has operated and otherwise been in compliance with all applicable insurance laws, rules and regulations.

4.29 Broker-Dealer Subsidiary.

(a) BB&T has certain Subsidiaries that are broker-dealers (each, a “BB&T Broker-Dealer Subsidiary”). Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on BB&T: (i) each BB&T Broker-Dealer Subsidiary is duly registered under the Exchange Act as a broker-dealer with the SEC and is in compliance with the applicable provisions of the Exchange Act, including the net capital requirements and customer protection requirements thereof; (ii) each BB&T Broker-Dealer Subsidiary is a member in good standing with FINRA and all other required SROs and in compliance with all applicable rules and regulations of FINRA and any such SRO of which it is a member or which otherwise has authority over it; (iii) each BB&T Broker-Dealer Subsidiary (and each registered representative thereof) is duly registered, licensed or qualified as a broker-dealer or registered representative, as applicable, under, and in compliance with, the applicable laws of all jurisdictions in which it is required to be so registered and each such registration, license or qualification is in full force and effect and in good standing; and (iv) there is no action, suit, proceeding or investigation pending or, to the knowledge of BB&T, threatened that would reasonably be likely to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, licenses and qualifications.

(b) Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on BB&T, (i) none of the BB&T Broker-Dealer Subsidiaries nor any “associated person” thereof (A) is or has been ineligible to serve as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act, (B) is subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act or (C) is subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any BB&T Broker-Dealer Subsidiary as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act, and (ii) there is no action, suit, proceeding or investigation pending or, to the knowledge of BB&T, threatened, that is reasonably likely to result in any such person being deemed ineligible as described in clause (A), subject to a “statutory disqualification” as described in clause (B) or subject to a disqualification as described in clause (C).

4.30 No Other Representations or Warranties.

(a) Except for the representations and warranties made by BB&T in this Article IV, neither BB&T nor any other person makes any express or implied representation or warranty with respect to BB&T, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and BB&T hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither BB&T nor any other person makes or has made any representation or warranty to SunTrust or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to BB&T, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by BB&T in this Article IV, any oral or written information presented to SunTrust or any of its affiliates or representatives in the course of their due diligence investigation of BB&T, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) BB&T acknowledges and agrees that neither SunTrust nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the SunTrust Disclosure Schedule or the BB&T Disclosure Schedule), required by law or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), each of BB&T and SunTrust shall, and shall cause each of its respective Subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (c) take no action that would reasonably be expected to adversely affect or delay the ability of either BB&T or SunTrust to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2 Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the BB&T Disclosure Schedule or the SunTrust Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, neither BB&T nor SunTrust shall, and neither BB&T nor SunTrust shall permit any of their respective Subsidiaries to, without the prior written consent of the other party to this Agreement (such consent not to be unreasonably withheld, conditioned or delayed):

(a) other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six (6) months, and (ii) deposits, in each case in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of SunTrust or any of its wholly-owned Subsidiaries to SunTrust or any of its wholly-owned Subsidiaries, on the one hand, or of BB&T or any of its wholly-owned Subsidiaries to BB&T or any of its wholly-owned Subsidiaries, on the other hand), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(b)    (i) adjust, split, combine or reclassify any capital stock;

(ii) make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any SunTrust Securities or SunTrust Subsidiary Securities, in the case of SunTrust, or BB&T Securities or BB&T Subsidiary Securities, in the case of BB&T, except, in each case, (A) regular quarterly cash dividends by SunTrust at a rate not in excess of $0.500 per share of SunTrust Common Stock, (B) regular quarterly cash dividends by BB&T at a rate not in excess of $0.405 per share of BB&T Common Stock, (C) dividends paid by any of the Subsidiaries of each of BB&T and SunTrust to BB&T or SunTrust or any of their wholly-owned Subsidiaries, respectively, (D) in the case of SunTrust, dividends provided for and paid on SunTrust Preferred Stock in accordance with the terms of such SunTrust Preferred Stock, (E) in the case of BB&T, dividends provided for and paid on shares of BB&T Preferred Stock in accordance with the terms of the BB&T Preferred Stock or (F) the acceptance of shares of SunTrust Common Stock or BB&T Common Stock, as the case may be, as payment for the exercise price of stock options or for withholding Taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards, in each case, in accordance with past practice and the terms of the applicable award agreements;

(iii) grant any stock options, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any SunTrust Securities or SunTrust Subsidiary Securities, in the case of SunTrust, or BB&T Securities or BB&T Subsidiary Securities, in the case of BB&T; or

(iv) issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any SunTrust Securities or SunTrust Subsidiary Securities, in the case of SunTrust, or BB&T Securities or BB&T Subsidiary Securities, in the case of BB&T, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any SunTrust Securities or SunTrust Subsidiary Securities, in the case of SunTrust, or BB&T Securities or BB&T Subsidiary Securities, in the case of BB&T, except pursuant to the exercise of stock options or the settlement of equity compensation awards in accordance with their terms;

(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement;

(d) except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property or assets of any other person, in each case other than a wholly-owned Subsidiary of SunTrust or BB&T, as applicable;

(e) in each case except for transactions in the ordinary course of business, terminate, materially amend, or waive any material provision of, any SunTrust Contract or BB&T Contract, as the case may be, or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to SunTrust or BB&T, as the case may be, or enter into any contract that would constitute a SunTrust Contract or BB&T Contract, as the case may be, if it were in effect on the date of this Agreement;

(f) except as required under applicable law or the terms of any SunTrust Benefit Plan or BB&T Benefit Plan existing as of the date hereof, as applicable, (i) enter into, establish, adopt, amend or terminate any SunTrust Benefit Plan or BB&T Benefit Plan, or any arrangement that would be a SunTrust Benefit Plan or a BB&T Benefit Plan if in effect on the date hereof, other than (x) in the ordinary course of business consistent with past practice and (y) as would not reasonably be expected to materially increase the cost of benefits under any SunTrust Benefit Plan, BB&T Benefit Plan, SunTrust Contract or BB&T Contract, as the case may be,

(ii) increase the compensation or benefits payable to any current or former employee, officer, director or individual consultant, other than increases to current employees and officers (x) in connection with a promotion or change in responsibilities and to a level consistent with similarly situated peer employees, (y) in the ordinary course of business consistent with past practice or (z) the payment of incentive compensation for completed performance periods based upon corporate performance, the performance of such employee and, if applicable, such employee’s business, (iii) accelerate the vesting of any equity-based awards or other compensation, (iv) enter into any new, or amend any existing, employment, severance, change in control, retention, collective bargaining agreement or similar agreement or arrangement, other than entry into retention agreements or arrangements not related to the transactions contemplated by this Agreement with employees below the level of senior vice president in the ordinary course of business consistent with past practice, (v) fund any rabbi trust or similar arrangement or in any other way secure the payment of compensation or benefits under any SunTrust Benefit Plan, BB&T Benefit Plan, SunTrust Contract or BB&T Contract, as the case may be, (vi) terminate the employment or services of any “executive officer” (as defined in Rule 3b-7 promulgated under the Exchange Act), other than for cause, or (vii) hire any “executive officer” (as defined in Rule 3b-7 promulgated under the Exchange Act) (other than as a replacement hire receiving substantially similar terms of employment);

(g) settle any material claim, suit, action or proceeding, except involving solely monetary remedies in an amount, individually and in the aggregate, that is not material to SunTrust or BB&T, as applicable, and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its Subsidiaries or the Surviving Entity;

(h) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i) amend its articles of incorporation, its bylaws or comparable governing documents of its Subsidiaries that are “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC;

(j) other than in prior consultation with the other party to this Agreement, materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(k) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

(l) enter into any new line of business or, other than in the ordinary course of business (which may include partnering with third parties in origination, flow, servicing and other capacities) consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(m) make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes; or

(n) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Promptly after the date of this Agreement, BB&T and SunTrust shall prepare and file with the SEC the Joint Proxy Statement, and BB&T shall prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included is a prospectus. BB&T and SunTrust, as applicable, shall use reasonable best efforts to make such filings within thirty (30) days of the date of this Agreement. Each of BB&T and SunTrust shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filings, and BB&T and SunTrust shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders. BB&T shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and SunTrust shall furnish all information concerning SunTrust and the holders of SunTrust Common Stock as may be reasonably requested in connection with any such action.

(b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings in respect of the Requisite Regulatory Approvals, use their reasonable best efforts to make such filings within thirty (30) days of the date of this Agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. BB&T and SunTrust shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to SunTrust or BB&T, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein, and each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences, in each case subject to applicable law. As used in this Agreement, the term “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, orders and approvals (and the expiration or termination of all statutory waiting periods in respect thereof) (i) from the Federal Reserve Board, the FDIC, the North Carolina Commissioner of Banks and the Georgia Department of Banking and Finance, or (ii) set forth in Section 3.4 or Section 4.4 that are necessary to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger) or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Entity.

(c) Each party shall use its reasonable best efforts to resolve any objection that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing contained herein shall be deemed to require BB&T or SunTrust or any of their respective Subsidiaries, and neither BB&T nor SunTrust nor any of their respective Subsidiaries shall be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities that would reasonably be expected to have a Material Adverse Effect on the Surviving Entity and its Subsidiaries, taken as a whole, after giving effect to the Merger (a “Materially Burdensome Regulatory Condition”).

(d) BB&T and SunTrust shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of BB&T, SunTrust or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(e) BB&T and SunTrust shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained, or that the receipt of any such approval will be materially delayed.

6.2 Access to Information; Confidentiality.

(a) Upon reasonable notice and subject to applicable laws, each of BB&T and SunTrust, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time the conversion or consolidation of systems and business operations generally, and, during such period, each of BB&T and SunTrust shall, and shall cause its respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that BB&T or SunTrust, as the case may be, is not permitted to disclose under applicable law), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither BB&T nor SunTrust nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of BB&T’s or SunTrust’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each of BB&T and SunTrust shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated January 26, 2019, between BB&T and SunTrust (the “Confidentiality Agreement”).

(c) No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3 Shareholders’ Approvals. Each of BB&T and SunTrust shall call a meeting of its shareholders (the “BB&T Meeting” and the “SunTrust Meeting,” respectively) to be held as soon as reasonably practicable after the S-4 is declared effective, for the purpose of obtaining (a) the Requisite SunTrust Vote and the Requisite BB&T Vote required in connection with this Agreement and the Merger and (b) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of shareholders in connection with the approval of a merger agreement or the transactions contemplated thereby, and each of SunTrust and

BB&T shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date. Each of BB&T and SunTrust and their respective Boards of Directors shall use its reasonable best efforts to obtain from the shareholders of BB&T and SunTrust, as applicable, the Requisite BB&T Vote and the Requisite SunTrust Vote, as applicable, including by communicating to the respective shareholders of BB&T and SunTrust its recommendation (and including such recommendation in the Joint Proxy Statement) that, in the case of BB&T, the shareholders of BB&T approve this Agreement (the “BB&T Board Recommendation”), and in the case of SunTrust, that the shareholders of SunTrust approve this Agreement (the “SunTrust Board Recommendation”), BB&T and each of BB&T and SunTrust and their respective Boards of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the BB&T Board Recommendation, in the case of BB&T, or the SunTrust Board Recommendation, in the case of SunTrust, (ii) fail to make the BB&T Board Recommendation, in the case of BB&T, or the SunTrust Board Recommendation, in the case of SunTrust, in the Joint Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the BB&T Board Recommendation, in the case of BB&T, or the SunTrust Board Recommendation, in the case of SunTrust, in each case within ten (10) business days (or such fewer number of days as remains prior to the BB&T Meeting or the SunTrust Meeting, as applicable) after an Acquisition Proposal is made public or any request by the other party to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing a “Recommendation Change”). However, subject to Section 8.1 and Section 8.2, if the Board of Directors of BB&T or SunTrust, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the BB&T Board Recommendation or the SunTrust Board Recommendation, as applicable, such Board of Directors may, in the case of BB&T, prior to the receipt of the Requisite BB&T Vote, and in the case of SunTrust, prior to the receipt of the Requisite SunTrust Vote, submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event such Board of Directors may communicate the basis for its lack of a recommendation to its shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided that such Board of Directors may not take any actions under this sentence unless it (A) gives the other party at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (B) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the BB&T Board Recommendation or SunTrust Board Recommendation, as the

case may be. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3. BB&T or SunTrust shall adjourn or postpone the BB&T Meeting or the SunTrust Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of BB&T Common Stock or SunTrust Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting SunTrust or BB&T, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite SunTrust Vote or the Requisite BB&T Vote. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, (x) the BB&T Meeting shall be convened and this Agreement shall be submitted to the shareholders of BB&T at the BB&T Meeting and (y) the SunTrust Meeting shall be convened and this Agreement shall be submitted to the shareholders of SunTrust at the SunTrust Meeting, and nothing contained herein shall be deemed to relieve either BB&T or SunTrust of such obligation.

6.4 Legal Conditions to Merger. Subject in all respects to Section 6.1 of this Agreement, each of BB&T and SunTrust shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by SunTrust or BB&T or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

6.5 Stock Exchange Listing. BB&T shall cause the shares of BB&T Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

6.6 Employee Matters.

(a) From and after the Effective Time, unless otherwise mutually determined by SunTrust and BB&T, BB&T shall provide generally to employees of SunTrust and its Subsidiaries who at the Effective Time become employees of BB&T or its Subsidiaries (the “Continuing Employees”), employee compensation and benefits under the BB&T Benefit Plans on terms and conditions that are substantially the same as those that apply to similarly situated BB&T employees; provided that BB&T may satisfy its obligation under this Section 6.6(a) for a transitional period (which transitional period shall end by the later of (i) December 31, 2019 and (ii) the six (6) month anniversary of the Closing Date) by providing compensation and benefits that are substantially the same in the aggregate as the compensation and benefits provided by SunTrust and its Subsidiaries to Continuing Employees immediately prior to the Effective Time. Prior to the Closing, SunTrust and BB&T shall cooperate in reviewing, evaluating and analyzing the BB&T Benefit Plans and SunTrust Benefit Plans with a view towards developing appropriate new benefit plans with respect to employees of the Surviving Entity and its Subsidiaries

(which shall in any event include the BB&T Corporation Pension Plan and the BB&T Non-Qualified Defined Benefit Plan) (collectively, the “New Benefit Plans”) for the employees covered thereby, which New Benefit Plans will, to the extent permitted by applicable law, and among other things, (A) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities, and (B) not discriminate between employees who were covered by BB&T Benefit Plans, on the one hand, and those covered by SunTrust Benefit Plans, on the other hand, at the Effective Time. Notwithstanding the foregoing, BB&T and SunTrust agree that, during the period commencing at the Effective Time and ending on the first anniversary thereof, any continuing employee of BB&T, SunTrust or any of their respective Subsidiaries who is involuntarily terminated during such one (1)-year period will be provided with severance as described in Section 6.6(a) of the BB&T Disclosure Schedule.

(b) For purposes of eligibility, participation, vesting and benefit accrual (except not for purposes of benefit accrual under any defined benefit pension plan or to the extent that such credit would result in a duplication of benefits) under the BB&T Benefit Plans, SunTrust Benefit Plans and the New Benefit Plans, service with or credited by BB&T, SunTrust or any of their respective Subsidiaries or predecessors for Continuing Employees or continuing employees of BB&T or its Subsidiaries shall be treated as service with BB&T to the same extent that such service was taken into account under the analogous SunTrust Benefit Plan or BB&T Benefit Plan prior to the Effective Time. With respect to any SunTrust Benefit Plan, BB&T Benefit Plan or New Benefit Plan in which any employees of BB&T or SunTrust (or their Subsidiaries) prior to the Effective Time first become eligible to participate on or after the Effective Time, and in which such employees did not participate prior to the Effective Time, the Surviving Entity shall: (i) waive all preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous BB&T Benefit Plan or SunTrust Benefit Plan, as the case may be, and (ii) provide each such employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time (or, if later, prior to the time such employee commenced participation in the New Benefit Plan) under a BB&T Benefit Plan or SunTrust Benefit Plan (to the same extent that such credit was given under the analogous SunTrust or BB&T Benefit Plan) in satisfying any applicable deductible or out-of-pocket requirements under any SunTrust Benefit Plan, BB&T Benefit Plan or New Benefit Plan in which such employee first become eligible to participate after the Effective Time. Effective as of the later of January 1, 2020 and thirty (30) days after the Effective Time and subject to the immediately following sentence, the Continuing Employees shall become eligible to participate in the BB&T Corporation Pension Plan and the BB&T Non-Qualified Defined Benefit Plan on the same basis as similarly situated employees of BB&T and its Subsidiaries, except as otherwise mutually agreed by BB&T and SunTrust. For purposes of the foregoing, the Surviving Entity shall recognize (1) the service with SunTrust and its Subsidiaries of the Continuing Employees for purposes of eligibility to participate and vesting (but not benefit accrual) under the BB&T Corporation Pension Plan and (2) the service of the Continuing Employees who satisfy the eligibility requirements of the BB&T Non-Qualified Defined Benefit Plan as in effect immediately prior to the Effective Time and are designated by the compensation committee of the Board of Directors of the Surviving Entity as eligible to participate in such plan for purposes of eligibility to participate and vesting (but not benefit accrual) under the BB&T Non-Qualified Defined Benefit Plan.

(c) The Surviving Entity agrees to honor in accordance with their terms all BB&T Benefit Plans and SunTrust Benefit Plans. In addition, prior to the Effective Time, BB&T may take such action as it deems necessary, including amending the BB&T Corporation Pension Plan and/or the BB&T Non-Qualified Defined Benefit Plan, so that (i) each participant in the BB&T Corporation Pension Plan and BB&T Non-Qualified Defined Benefit Plan immediately prior to the Effective Time shall be entitled to continued benefit accrual on a basis no less favorable than in effect immediately prior to the Effective Time (including as to any rights or features) for so long as such participant continues as an employee of the Surviving Entity or its Subsidiaries (or their respective successors or assigns) and (ii) following the Effective Time, the BB&T Corporation Pension Plan and BB&T Non-Qualified Defined Benefit Plan may not be terminated or amended so as to adversely impact any such participant or the benefit of any such participant, including any future benefit accruals or the vesting or entitlement to such future benefit accruals (including any rights or features of such accruals). Without limiting the foregoing and for purposes of clarity, any amendment to provide a lump sum cash out of a participant’s accrued pension benefit shall be deemed to adversely impact the participant for purposes of the foregoing clause (ii).

(d) If requested by BB&T in writing delivered to SunTrust not less than ten (10) business days before the Closing Date, the Board of Directors of SunTrust (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary or appropriate to terminate the SunTrust Banks, Inc. 401(k) Plan (the “SunTrust 401(k) Plan”), effective as of the day prior to the Closing Date and contingent upon the occurrence of the Effective Time. If BB&T requests that the SunTrust 401(k) Plan be terminated, (i) SunTrust shall provide BB&T with evidence that such plan has been terminated (the form and substance of which shall be subject to reasonable review and comment by BB&T) not later than two (2) days immediately preceding the Closing Date and (ii) the Continuing Employees shall be eligible to participate, effective as of the Effective Time, in a 401(k) plan sponsored or maintained by BB&T or one of its Subsidiaries (the “BB&T 401(k) Plan”), it being agreed that there shall be no gap in participation in a tax-qualified defined contribution plan. BB&T and SunTrust shall take any and all actions as may be required, including amendments to the SunTrust 401(k) Plan and/or the BB&T 401(k) Plan, to permit the Continuing Employees to make rollover contributions to the BB&T 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans), BB&T Common Stock or a combination thereof in an amount equal to the full account balance distributed to such employee from the SunTrust 401(k) Plan.

(e) Prior to the Effective Time, the Board of Directors of BB&T shall take such action as is necessary to provide that the transactions contemplated by this Agreement are deemed a “merger of equals” for purposes of each BB&T Benefit Plan that provides the Board of Directors of BB&T with the ability to declare that a particular transaction constitutes a “merger of equals” and thus does not constitute a “change in control”, “change of control” or similar concept under such BB&T Benefit Plans (which determination shall not be revoked during the 12-month period following the Effective Time).

(f) Nothing in this Agreement shall confer upon any employee, officer, director or consultant of BB&T or SunTrust or any of their Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Entity, SunTrust, BB&T or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Entity, SunTrust, BB&T or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of BB&T or SunTrust or any of their Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any SunTrust Benefit Plan, BB&T Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Entity or any of its Subsidiaries or affiliates to amend, modify or terminate any particular SunTrust Benefit Plan, BB&T Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of BB&T or SunTrust or any of their Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.7 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, the Surviving Entity shall indemnify and hold harmless and shall advance expenses as incurred, in each case to the extent (subject to applicable law) such persons are indemnified as of the date of this Agreement by SunTrust pursuant to the SunTrust Articles, the SunTrust Bylaws, the governing or organizational documents of any Subsidiary of SunTrust and any indemnification agreements in existence as of the date hereof and disclosed in Section 6.7(a) of the SunTrust Disclosure Schedule, each present and former director, officer or employee of SunTrust and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “SunTrust Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director, officer or employee of SunTrust or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, any SunTrust Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such SunTrust Indemnified Party is not entitled to indemnification.

(b) For a period of six (6) years after the Effective Time, the Surviving Entity shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by SunTrust (provided, that the Surviving Entity may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that the Surviving Entity shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by SunTrust for such insurance (the

“Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Entity shall cause to be maintained policies of insurance which, in the Surviving Entity’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, BB&T or SunTrust, in consultation with, but only upon the consent of BB&T, may (and at the request of BB&T, SunTrust shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6)-year “tail” policy under SunTrust’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each SunTrust Indemnified Party and his or her heirs and representatives. If the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets or deposits to any other person or engages in any similar transaction, then in each such case, the Surviving Entity will cause proper provision to be made so that the successors and assigns of the Surviving Entity will expressly assume the obligations set forth in this Section 6.7.

6.8 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of BB&T, on the one hand, and a Subsidiary of SunTrust, on the other hand) or to vest the Surviving Entity with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger or the Bank Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by BB&T.

6.9 Advice of Changes. BB&T and SunTrust shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it or (ii) that it believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.9 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

6.10 Dividends. After the date of this Agreement, each of BB&T and SunTrust shall coordinate with the other the declaration of any dividends in respect of BB&T Common Stock and SunTrust Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of

SunTrust Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of SunTrust Common Stock and any shares of BB&T Common Stock any such holder receives in exchange therefor in the Merger.

6.11 Shareholder Litigation. Each party shall give the other party prompt notice of any shareholder litigation against such party or its directors or officers relating to the transactions contemplated by this Agreement, and shall give the other party the opportunity to participate (at such other’s party’s expense) in the defense or settlement of any such litigation. Each party shall give the other the right to review and comment on all filings or responses to be made by such party in connection with any such litigation, and will in good faith take such comments into account. No party shall agree to settle any such litigation without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the other party shall not be obligated to consent to any settlement which does not include a full release of such other party and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Entity or any of its affiliates.

6.12 Corporate Governance; Headquarters.

(a) Prior to the Effective Time, the Board of Directors of BB&T shall take all actions necessary to adopt the BB&T Bylaw Amendment and the resolutions referenced therein and to effect the requirements referenced therein that are to be effected as of the Effective Time. Effective as of the Effective Time, in accordance with the BB&T Bylaw Amendment, the number of directors that will comprise the full Board of Directors of the Surviving Entity and the full Board of Directors of BB&T Subsidiary Bank shall each be twenty-two (22). Of the members of the initial Board of Directors of the Surviving Entity as of the Effective Time and of the initial Board of Directors of BB&T Subsidiary Bank as of the effective time of the Bank Merger, one shall be the Chief Executive Officer of BB&T as of immediately prior to the Effective Time, one shall be the Chief Executive Officer of SunTrust as of immediately prior to the Effective Time, ten (10) shall be members of the Board of Directors of BB&T as of immediately prior to the Effective Time, designated by BB&T, and ten (10) shall be members of the Board of Directors of SunTrust as of immediately prior to the Effective Time, designated by SunTrust.

(b) In accordance with, and to the extent provided in, the BB&T Bylaws Amendment: (i) effective as of the Effective Time, Mr. Kelly S. King shall continue to serve as Chairman of the Board of Directors and Chief Executive Officer of the Surviving Entity and BB&T Subsidiary Bank, and Mr. William H. Rogers, Jr. shall become the President and Chief Operating Officer of the Surviving Entity and BB&T Subsidiary Bank; (ii) Mr. Rogers shall be the successor to Mr. King as the Chief Executive Officer of the Surviving Entity and of BB&T Subsidiary Bank, with such succession to become effective on September 12, 2021 or any such earlier date as of which Mr. King ceases for any reason to serve in the position of Chief Executive Officer of the Surviving Entity or of BB&T Subsidiary Bank, as applicable (the date of such Surviving Entity succession, the “CEO Succession Date”); (iii) subject to Mr. King’s death, resignation or disqualification, from the CEO Succession Date through March 12, 2022, Mr. King shall serve as Executive Chairman of the Surviving Entity and of BB&T Subsidiary Bank; (iv) Mr. Rogers shall be the successor to Mr. King as the Chairman of the Board of Directors of the Surviving Entity and of BB&T Subsidiary Bank, with such succession to become effective on March 12, 2022, or any such earlier date as of which Mr. King ceases for any reason to serve in the position of Chairman of the Board of Directors of the Surviving Entity or of BB&T Subsidiary Bank, as applicable (the date of such Surviving Entity succession, the “Chairman Succession Date”); (v) subject to Mr. King’s death, resignation or disqualification, from the Chairman Succession Date until September 12, 2022, Mr. King shall serve as a consultant to the Surviving Entity and to BB&T Subsidiary Bank; and (vi) subject to Mr. King’s death, resignation or disqualification, Mr. King will be nominated to serve as a director of the Surviving Entity and BB&T Subsidiary Bank for each term of service of directors beginning at any time prior to December 31, 2023.

(c) As of the Effective Time, (i) the headquarters of the Surviving Entity and BB&T Subsidiary Bank will be located in Charlotte, North Carolina; (ii) the hub for the Surviving Entity’s and BB&T Subsidiary Bank’s wholesale business shall be located in Atlanta, Georgia; (iii) the hub for the Surviving Entity’s and BB&T Subsidiary Bank’s consumer and community banking business shall be located in Winston-Salem, North Carolina; and (iv) the hub for the Surviving Entity’s and BB&T Subsidiary Bank’s technology and innovation operations shall be located in Charlotte, North Carolina.

(d) As of and from the Effective Time, the name of the Surviving Entity will be a name to be mutually agreed upon by SunTrust and BB&T prior to the Closing Date.

(e) The bylaws of BB&T Subsidiary Bank in effect as the effective time of the Bank Merger will be consistent in all respects with the foregoing provisions of this Section 6.12.

6.13 Commitments to the Community. Following the Effective Time, the Surviving Entity will increase the level of philanthropic and community investment provided by SunTrust in Atlanta, Georgia and by BB&T in Winston-Salem, North Carolina, respectively, in each case relative to the level of such investment as of immediately prior to the Effective Time.

6.14 Acquisition Proposals.

(a) Each party agrees that it will not, and will cause each of its Subsidiaries and its and their respective officers, directors, employees, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, have or participate in any discussions with any person relating to any Acquisition Proposal or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to an entered into in accordance with this Section 6.14) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite BB&T Vote, in the case or BB&T, or the Requisite SunTrust Vote, in the case of SunTrust, a party receives an unsolicited bona fide written Acquisition Proposal, such party may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal if the Board of Directors of such party concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, such party shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party. Each party will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than SunTrust or BB&T, as applicable, with respect to any Acquisition Proposal. Each party will promptly (within twenty-four (24) hours) advise the other party following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide the other party with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or Acquisition Proposal, and will keep the other party apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Each party shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. As used in this Agreement, “Acquisition Proposal” shall mean, with respect to BB&T or SunTrust, as applicable, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of a party and its Subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute more twenty-five percent (25%) or more of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party.

(b) Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

6.15 Public Announcements. SunTrust and BB&T agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the parties. Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance or (ii) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 6.15.

6.16 Change of Method. SunTrust and BB&T shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of SunTrust and BB&T (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the Exchange Ratio or the number of shares of BB&T Common Stock received by holders of SunTrust Common Stock in exchange for each share of SunTrust Common Stock, (ii) adversely affect the Tax treatment of SunTrust’s shareholders or BB&T’s shareholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of SunTrust or BB&T pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The Parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.1.

6.17 Restructuring Efforts. If either SunTrust or BB&T shall have failed to obtain the Requisite SunTrust Vote or the Requisite BB&T Vote at the duly convened SunTrust Meeting or BB&T Meeting, as applicable, or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions provided for herein (it being understood that neither party shall have any obligation to alter or change any material terms, including the amount or kind of the consideration to be issued to holders of the capital stock of SunTrust as provided for in this Agreement, in a manner adverse to such party or its shareholders) and/or resubmit this Agreement and the transactions contemplated hereby (or as restructured pursuant to this Section 6.17) to its respective shareholders for approval.

6.18 Takeover Statutes. None of SunTrust, BB&T or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.19 Treatment of SunTrust Indebtedness. Upon the Effective Time, BB&T shall assume the due and punctual performance and observance of the covenants to be performed by SunTrust under the indentures set forth on Section 6.19 of the SunTrust Disclosure Schedule, and the due and punctual payment of the principal of (and premium, if any) and interest on, the notes governed thereby. In connection therewith, BB&T and SunTrust shall cooperate and use reasonable best efforts to execute and deliver any supplemental indentures, officer’s certificates or other documents, and the parties hereto shall cooperate and use reasonable best efforts to provide any opinion of counsel to the trustee thereof, required to make such assumption effective as of the Effective Time.

6.20 Exemption from Liability Under Section 16(b). SunTrust and BB&T agree that, in order to most effectively compensate and retain SunTrust Insiders, both prior to and after the Effective Time, it is desirable that SunTrust Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of SunTrust Common Stock and SunTrust Preferred Stock and SunTrust PSU Awards into shares of BB&T Common Stock and New BB&T Common Stock in the Merger and the conversion of SunTrust Equity Awards into corresponding BB&T Equity Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.20. SunTrust shall deliver to BB&T in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of SunTrust subject to the reporting requirements of Section 16(a) of the Exchange Act (the “SunTrust Insiders”), and the Board of Directors of BB&T and of SunTrust, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of SunTrust) any dispositions of SunTrust Common Stock, SunTrust Preferred Stock or SunTrust Equity Awards by the SunTrust Insiders, and (in the case of BB&T) any acquisitions of BB&T Common Stock, New BB&T Preferred Stock, or BB&T Equity Awards by any SunTrust Insiders who, immediately following the Merger, will be officers or directors of the Surviving Entity subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approvals. This Agreement shall have been approved by the shareholders of BB&T by the Requisite BB&T Vote and by the shareholders of SunTrust by the Requisite SunTrust Vote.

(b) NYSE Listing. The shares of BB&T Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c) Regulatory Approvals. (i) All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued, and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement.

7.2 Conditions to Obligations of BB&T. The obligation of BB&T to effect the Merger is also subject to the satisfaction, or waiver by BB&T, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of SunTrust set forth in Section 3.2(a) and Section 3.8(a) (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of SunTrust set forth in Section 3.1(a), Section 3.1(b) (but only with respect to SunTrust Subsidiary Bank), Section 3.2(b) (but only with respect to SunTrust Subsidiary Bank), Section 3.3(a) and Section 3.7 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the

Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of SunTrust set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on SunTrust or the Surviving Entity. BB&T shall have received a certificate dated as of the Closing Date and signed on behalf of SunTrust by the Chief Executive Officer or the Chief Financial Officer of SunTrust to the foregoing effect.

(b) Performance of Obligations of SunTrust. SunTrust shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and BB&T shall have received a certificate dated as of the Closing Date and signed on behalf of SunTrust by the Chief Executive Officer or the Chief Financial Officer of SunTrust to such effect.

(c) Federal Tax Opinion. BB&T shall have received the opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to BB&T, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of BB&T and SunTrust, reasonably satisfactory in form and substance to such counsel.

7.3 Conditions to Obligations of SunTrust. The obligation of SunTrust to effect the Merger is also subject to the satisfaction, or waiver by SunTrust, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of BB&T set forth in Section 4.2(a) and Section 4.8(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of BB&T set forth in Section 4.1(a), Section 4.1(b) (but only with respect to BB&T Subsidiary Bank), Section 4.2(b) (but only with respect to BB&T Subsidiary Bank), Section 4.3(a) and Section 4.7 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the

Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of BB&T set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on BB&T. SunTrust shall have received a certificate dated as of the Closing Date and signed on behalf of BB&T by the Chief Executive Officer or the Chief Financial Officer of BB&T to the foregoing effect.

(b) Performance of Obligations of BB&T. BB&T shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, including, but not limited to, the covenant to take all actions necessary to adopt the BB&T Bylaw Amendment and the resolutions referenced therein and to effect the requirements referenced therein that are to be effected as of the Effective Time, and SunTrust shall have received a certificate dated as of the Closing Date and signed on behalf of BB&T by the Chief Executive Officer or the Chief Financial Officer of BB&T to such effect.

(c) Federal Tax Opinion. SunTrust shall have received the opinion of Sullivan & Cromwell LLP, in form and substance reasonably satisfactory to SunTrust, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of BB&T and SunTrust, reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite SunTrust Vote or the Requisite BB&T Vote:

(a) by mutual written consent of BB&T and SunTrust;

(b) by either BB&T or SunTrust if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(c) by either BB&T or SunTrust if the Merger shall not have been consummated on or before February 7, 2020 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(d) by either BB&T or SunTrust (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of SunTrust, in the case of a termination by BB&T, or BB&T, in the case of a termination by SunTrust, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by BB&T, or Section 7.3, in the case of a termination by SunTrust, and which is not cured within forty-five (45) days following written notice to SunTrust, in the case of a termination by BB&T, or BB&T, in the case of a termination by SunTrust, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e) by SunTrust, if (i) BB&T or the Board of Directors of BB&T shall have made a Recommendation Change or (ii) BB&T or the Board of Directors of BB&T shall have breached its obligations under Section 6.3 or 6.14 in any material respect; or

(f) by BB&T, if (i) SunTrust or the Board of Directors of SunTrust shall have made a Recommendation Change or (ii) SunTrust or the Board of Directors of SunTrust shall have breached its obligations under Section 6.3 or 6.14 in any material respect.

8.2 Effect of Termination.

(a) In the event of termination of this Agreement by either BB&T or SunTrust as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of BB&T, SunTrust, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b) (Access to Information; Confidentiality), Section 6.15 (Public Announcements), this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither BB&T nor SunTrust shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

(b) (i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of SunTrust or shall have been made directly to the shareholders of SunTrust or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the SunTrust Meeting) an Acquisition Proposal, in each case with respect to SunTrust and (A) (x) thereafter this Agreement is terminated by either BB&T or SunTrust pursuant to Section 8.1(c) without the Requisite SunTrust Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.3 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by BB&T pursuant to Section 8.1(d) as a result of a willful breach, and (B) prior to the date that is twelve (12) months after the date of such termination, SunTrust enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then SunTrust shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay BB&T, by wire transfer of same-day funds, a fee equal to $1,121,000,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b)(i), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”

(ii) In the event that this Agreement is terminated by BB&T pursuant to Section 8.1(f), then SunTrust shall pay BB&T, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.

(c) (i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of BB&T or shall have been made directly to the shareholders of BB&T or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the BB&T Meeting) an Acquisition Proposal, in each case with respect to BB&T and (A) (x) thereafter this Agreement is terminated by either BB&T or SunTrust pursuant to Section 8.1(c) without the Requisite BB&T Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.2 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by SunTrust pursuant to Section 8.1(d) as a result of a willful breach, and (B) prior to the date that is twelve (12) months after the date of such termination, BB&T enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then BB&T shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay SunTrust the Termination Fee by wire transfer of same-day funds; provided, that for purposes of this Section 8.2(c)(i), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”

(ii) In the event that this Agreement is terminated by SunTrust pursuant to Section 8.1(e), then BB&T shall pay SunTrust, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.

(d) Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages to the extent permitted herein, in no event shall either party be required to pay the Termination Fee more than once.

(e) Each of BB&T and SunTrust acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if BB&T or SunTrust, as the case may be, fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including attorneys’ fees and expenses) in connection with such suit. In addition, if BB&T or SunTrust, as the case may be, fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” published in the Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite BB&T Vote or the Requisite SunTrust Vote; provided, however, that after the receipt of the Requisite BB&T Vote or the Requisite SunTrust Vote, there may not be, without further approval of the shareholders of BB&T or SunTrust, as applicable, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2 Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by such other party pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided, however, that after the receipt of the Requisite BB&T Vote or the Requisite SunTrust Vote, there may not be, without further approval of the shareholders of BB&T or SunTrust, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.3 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, obligations, covenants and agreements in this Agreement (or in any certificate delivered pursuant to this Agreement) shall survive the Effective Time, except for Section 6.7 and for those other obligations, covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

9.4 Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to Governmental Entities in connection with the Merger and the other transactions contemplated hereby shall be borne equally by BB&T and SunTrust.

9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to SunTrust, to:

SunTrust Banks, Inc.
303 Peachtree Street, N.E.
Atlanta, Georgia
	Attention:	Ellen Fitzsimmons, General Counsel
	E-mail:	Ellen.Fitzsimmons@SunTrust.com

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
	Attention:	H. Rodgin Cohen
Mitchell S. Eitel
	Facsimile:	(212) 558-3588
	Email:	cohenhr@sullcrom.com
eitelm@sullcrom.com

and

(b)	if to BB&T, to:

BB&T Corporation
200 West Second Street
Winston-Salem, North Carolina 27101
	Attention:	Robert J. Johnson
	E-mail:	RJJohnson@BBandT.com

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:	Edward D. Herlihy
Matthew M. Guest
E-mail:	EDHerlihy@wlrk.com
MGuest@wlrk.com

9.6 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of SunTrust means the actual knowledge of any of the officers of SunTrust listed on Section 9.6 of the SunTrust Disclosure Schedule, and the “knowledge” of BB&T means the actual knowledge of any of the officers of BB&T listed on Section 9.6 of the BB&T Disclosure Schedule. As used herein, (i) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (ii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person and (iii) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives at least one (1) day prior to the date hereof, (b) included in the virtual data room of a party at least one (1) day prior to the date hereof or (c) filed by a party with the SEC and publicly available on EDGAR at least one (1) day prior to the date hereof. The SunTrust Disclosure Schedule and the BB&T Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. Nothing contained herein shall require any party or person to take any action in violation of applicable law.

9.7 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8 Entire Agreement. This Agreement (including the documents and instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles (except that matters relating to the fiduciary duties of the Board of Directors of SunTrust shall be subject to the laws of the State of Georgia and matters relating to the fiduciary duties of the Board of Directors of BB&T shall be subject to the laws of the State of North Carolina).

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.10 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.12 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14 Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

9.15 Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, SunTrust and BB&T have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

SUNTRUST BANKS, INC.

By:	/s/ William H. Rogers Jr.
Name: William H. Rogers Jr. Title: Chariman and Chief Executive Officer

BB&T CORPORATION

By:	/s/ Kelly S. King
Name: Kelly S. King Title: Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of BB&T Bylaw Amendment

FORM OF AMENDMENT TO BYLAWS OF BB&T CORPORATION

The Amended and Restated Bylaws (the “Bylaws”) of BB&T Corporation (the “Corporation”) shall be amended as follows, effective as of the Effective Time (as such term is defined in the Agreement and Plan of Merger, dated as of February 7, 2019, by and between the Corporation and SunTrust Banks, Inc. (the “Merger Agreement”)):

A new Section 14 shall be added to Article III, as follows:

Section 14. CEO and Chairman Position and Succession; Board Composition; Headquarters.

(a)

The Board of Directors has resolved that, effective as of the Effective Time (for all purposes of this Section 14, as defined in the Agreement and Plan of Merger, dated as of February 7, 2019, by and between the Corporation and SunTrust Banks, Inc. (“SunTrust”), as the same may be amended from time to time (the “Merger Agreement”)), Mr. Kelly S. King shall continue to serve as Chairman of the Board of Directors and Chief Executive Officer of the Corporation and of the Corporation’s wholly owned subsidiary, Branch Banking and Trust Company (“Branch Bank”) and Mr. William H. Rogers, Jr. shall become the President and Chief Operating Officer of the Corporation and of Branch Bank. The Board of Directors has further resolved that (i) Mr. Rogers shall be the successor to Mr. King as the Chief Executive Officer of the Corporation and of Branch Bank, with such succession to become effective on September 12, 2021 or any such earlier date as of which Mr. King ceases for any reason to serve in the position of Chief Executive Officer of the Corporation or of Branch Bank, as applicable, (the date of such Corporation succession, the “CEO Succession Date”); (ii) subject to Mr. King’s death, resignation or disqualification, from the CEO Succession Date through March 12, 2022, Mr. King shall serve as Executive Chairman of the Corporation and Branch Bank; (iii) Mr. Rogers shall be the successor to Mr. King as the Chairman of the Board of Directors of the Corporation and of Branch Bank, with such succession to become effective on March 12, 2022, or any such earlier date as of which Mr. King ceases for any reason to serve in the position of Chairman of the Board of Directors of the Corporation or of Branch Bank, as applicable (the date of such Corporation succession, the “Chairman Succession Date”); and (iv) subject to Mr. King’s death, resignation or disqualification, from the Chairman Succession Date until September 12, 2022, Mr. King shall serve as a consultant to the Corporation and to Branch Bank. The Corporation may enter into or amend appropriate agreements or arrangements with Mr. King and Mr. Rogers in connection with the subject matter of this Article III, Section 14(a) (any such agreement or arrangement, as may be amended, supplemented or modified from time to time, an “Employment Agreement”).

(b)

(i) Prior to the date that is the third (3rd) anniversary of the Effective Time (such date, the “Expiration Date”), the removal of Mr. Rogers from, or the failure to appoint or re-elect Mr. Rogers to, any of the positions specifically provided for in this Article III, Section 14 and in any Employment Agreement with Mr. Rogers at the times specifically provided for in this Article III, Section 14 or in any Employment Agreement with Mr. Rogers, (ii) prior to the Expiration Date, the removal of Mr. King from, or the failure to appoint or re-elect Mr. King to, any of the positions specifically provided for in this Article III, Section 14 and in any Employment Agreement with Mr. King at the times specifically provided for in this Article III, Section 14 or in any Employment Agreement with Mr. King, (iii) prior to the Expiration Date, any determination not to nominate Mr. Rogers as a director of the Corporation or Branch Bank or (iv) any determination not to nominate Mr. King as a director of the Corporation or Branch Bank for each term of service of directors beginning at any time prior to December 31, 2023, shall each require the affirmative vote of at least 75% of the full Board of Directors.

(c)

Effective as of the Effective Time, the Board of Directors of the Corporation and the Board of Directors of Branch Bank shall be comprised of eleven (11) Continuing SunTrust Directors, including the Chief Executive Officer of SunTrust as of immediately prior to the Effective Time, and eleven (11) Continuing BB&T Directors, including the Chief Executive Officer of the Corporation as of immediately prior to the Effective time. From and after the Effective Time through the Expiration Date: (i) the number of directors that comprises the full Board of Directors of the Corporation and the full Board of Directors of Branch Bank shall each be twenty-two (22); and (ii) no vacancy on the Board of Directors or the Corporation or Branch Bank created by the cessation of service of a director shall be filled by the applicable Board of Directors and the applicable Board of Directors shall not nominate any individual to fill such vacancy, unless (x) such individual would be an independent director of the Corporation or Branch Bank, as applicable, (y) in the case of a vacancy created by the cessation of service of a Continuing SunTrust Director, not less than a majority of the Continuing SunTrust Directors have approved the appointment or nomination (as applicable) of the individual appointed or nominated (as applicable) to fill such vacancy, in which case the Continuing BB&T Directors shall vote to approve the appointment or nomination (as applicable) of such individual, and (z) in the case of a vacancy created by the cessation of service of a Continuing BB&T Director, not less than a majority of the Continuing BB&T Directors have approved the appointment or nomination (as applicable) of the individual appointed or nominated (as applicable) to fill such vacancy, in which case the Continuing SunTrust Directors shall vote to approve the appointment or nomination (as applicable) of such individual; provided, that any such appointment or nomination pursuant to clause (y) or (z) shall be made in accordance with applicable law and the rules of the New York Stock Exchange (or other national securities exchange on which the Corporation’s securities are listed). For purposes of this Article III, Section 14, the terms “Continuing SunTrust Directors” and “Continuing BB&T Directors” shall mean, respectively, the directors of the Corporation and SunTrust who were selected to be directors of the Corporation and Branch Bank by SunTrust or the Corporation, as the case may be, as of the Effective Time, pursuant to Section 6.12(a) of the Merger Agreement, and any directors of the Corporation or Branch Bank (as applicable) who were subsequently appointed or nominated and elected to fill a vacancy created by the cessation of service of a Continuing SunTrust Director or a Continuing BB&T Director, as applicable, pursuant to this Article III, Section 14(c).

(d)

The Board of Directors has resolved that, effective as of the Effective Time and until the Chairman Succession Date, the lead independent director (the “Lead Director”) of the Board of Directors shall be an independent director chosen by the Board of Directors from among the Continuing SunTrust Directors. At the Chairman Succession Date, the Lead Director shall be an independent director chosen by the Board of Directors from among the BB&T Continuing Directors, and thereafter shall serve in that capacity subject to the normal rotation policy for Lead Director service as set forth in the Corporation’s Corporate Governance Guidelines, as then in effect, but for not less than two years.

(e)	The Chair of the Executive Committee of the Board of Directors shall be an independent member of the Board of Directors, chosen by the vote of the majority of the full Board of Directors.

(f)

(i) The headquarters of the Corporation shall be located in Charlotte, North Carolina; (ii) the hub for the Corporation’s wholesale business shall be located in Atlanta, Georgia; (iii) the hub for the Corporation’s consumer and community banking business shall be located in Winston-Salem, North Carolina; and (iv) the hub for the Corporation’s technology and innovation operations shall be located in Charlotte, North Carolina.

(g)

Any determination by the Board of Directors that is inconsistent with the content and intent of the provisions set forth in the last two sentences of Section 6.6(c) of the Merger Agreement (which section is attached hereto as Exhibit A for reference), as in effect immediately prior to the Effective Time, and the actions taken by the Board of Directors and the Compensation Committee of the Board of Directors on [DATE] in furtherance thereof, shall require the affirmative vote of at least 75% of the full Board of Directors.

(h)

In the event of any inconsistency between any provision of this Article III, Section 14 and any other provision of these Bylaws or the Corporation’s other constituent documents, the provisions of this Article III, Section 14 shall control. The provisions of Article III, Section 14(f)(i) and this second sentence of this Section 14(h) may be modified, amended or repealed, and any Bylaw provision inconsistent with such provisions may be adopted, only by the affirmative vote of at least 75% of the full Board of Directors and solely in connection with the entry into or consummation of a business combination transaction with another corporation (i) in which the Corporation merges with and into such other corporation, (ii) which is a merger of equals or (iii) as a result of which the shareholders of the Corporation prior to the effective time of the business combination hold less than 60% of the outstanding common stock of the surviving entity in such business combination. The provisions of Article III, Section 14(e), Section 14(g) and the first and third sentences of this Section 14(h) may be modified, amended or repealed, and any Bylaw provision inconsistent with such provisions may be adopted, only by the affirmative vote of at least 75% of the full Board of Directors. Until December 31, 2023, the provisions of Article III, Section 14(b)(iv) and this fourth sentence of this Section 14(h) may be modified, amended or repealed, and any Bylaw provision inconsistent with such provisions may be adopted, only by the affirmative vote of at least 75% of the full Board of Directors. Until the Expiration Date, the provisions of this Article III, Section 14 (other than Section 14(b)(iv), Section 14(e), Section 14(f)(i), Section 14(g) and the first four sentences of this Section 14(h), which are subject to the standards set forth in the preceding sentences) may be modified, amended or repealed, and any Bylaw provision inconsistent with such provisions may be adopted, only by an affirmative vote of at least 75% of the full Board of Directors.

Exhibit A to Bylaw Amendment

Section 6.6(c) of the Merger Agreement

(c)

The Surviving Entity agrees to honor in accordance with their terms all BB&T Benefit Plans and SunTrust Benefit Plans. In addition, prior to the Effective Time, BB&T may take such action as it deems necessary, including amending the BB&T Corporation Pension Plan and/or the BB&T Non-Qualified Defined Benefit Plan, so that (i) each participant in the BB&T Corporation Pension Plan and BB&T Non-Qualified Defined Benefit Plan immediately prior to the Effective Time shall be entitled to continued benefit accrual on a basis no less favorable than in effect immediately prior to the Effective Time (including as to any rights or features) for so long as such participant continues as an employee of the Surviving Entity or its Subsidiaries (or their respective successors or assigns) and (ii) following the Effective Time, the BB&T Corporation Pension Plan and BB&T Non-Qualified Defined Benefit Plan may not be terminated or amended so as to adversely impact any such participant or the benefit of any such participant, including any future benefit accruals or the vesting or entitlement to such future benefit accruals (including any rights or features of such accruals). Without limiting the foregoing and for purposes of clarity, any amendment to provide a lump sum cash out of a participant’s accrued pension benefit shall be deemed to adversely impact the participant for purposes of the foregoing clause (ii).